Exhibit 10.04

TRIPLE-NET OFFICE LEASE

(SINGLE-TENANT)

BETWEEN

3111-3141 CORONADO DRIVE ASSOCIATES, LLC,

a Delaware limited liability company

LANDLORD

AND

INFOBLOX INC.,

a Delaware corporation

TENANT

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RIDERS

Rider No. 1	Extension Option Rider
Rider No. 2	Fair Market Rental Rate
Rider No. 3	Options in General
Rider No. 4	Letter of Credit Rider

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TRIPLE-NET OFFICE LEASE

CALIFORNIA

BIXBY @ CORONADO

(Santa Clara, California)

This TRIPLE-NET OFFICE LEASE (“Lease”) is entered into as of the 25th day of May, 2012, by and between 3111-3141 CORONADO DRIVE ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and INFOBLOX INC., a Delaware corporation (“Tenant”).

1. BASIC LEASE TERMS. For purposes of this Lease, the following terms have the following definitions and meanings:

(a)	Landlord’s Address (For Notices):

2211 Michelson Drive, Suite 500

Irvine, California 92612

Attention: Property Manager, Bixby @ Coronado

(b)	Tenant’s Address (For Notices):

The Premises.

Attn: General Counsel

With a copy to:

The Premises.

Attn: Manager, Global Facilities and Real Estate

(c) Premises: The improved parcel(s) of real property (the “Land”), located in the City of Santa Clara (the “City”), County of Santa Clara (the “County”), State of California (“State”), designated as APN No. 216-29-116, as shown on the site plan attached hereto as Exhibit A, together with the Building and all other improvements located thereon.

(d) Building: That certain building (the “Building”) located on the Land, consisting of approximately 126,594 rentable square feet, and commonly known as Bixby @ Coronado.

(e) Operating Expenses: The costs and expenses incurred by Landlord with respect to the ownership and operation of the Building, as more particularly defined in Section 5 of this Lease.

(f) Term: Ninety-six (96) months.

(g) Commencement Date: Subject to Section 2 of this Lease, the Term shall commence on February 1, 2013 (the “Commencement Date”), and shall expire on the Expiration Date (defined in Section 1(h) below), subject to earlier termination, if applicable, in accordance with the terms of this Lease. Tenant shall have one (1) option to extend the Term for an additional period of sixty (60) months, pursuant to and in accordance with the terms and conditions of Rider No. 1, Rider No. 2 and Rider No. 3 attached hereto.

(h) Expiration Date: January 31, 2021.

(i) Monthly Base Rent:

Months of Term	Annual Base Rent	Monthly Base Rent	Monthly Base Rent per Rentable Square Foot – NNN
1 – 12	$3,190,168.80	$265,847.40	$2.10
13 – 24	$3,285,873.86	$273,822.82	$2.16
25 – 36	$3,384,450.08	$282,037.51	$2.23
37 – 48	$3,485,983.58	$290,498.63	$2.29
49 – 60	$3,590,563.09	$299,213.59	$2.36
61 – 72	$3,698,279.98	$308,190.00	$2.43
73 – 84	$3,809,228.38	$317,435.70	$2.51
85 – 96	$3,923,505.23	$326,958.77	$2.58

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(j) Security Deposit: $326,958.77, which amount will be posted by Tenant as a condition to the release of the Letter of Credit, as set forth in Rider No. 4 to this Lease.

(k) Guarantor: None.

(l) Permitted Use: The Premises shall be used solely for general office purposes, computer labs and uses incidental thereto, and for no other use or purpose without Landlord’s prior written consent, but only to the extent permitted by the City and all agencies and governmental authorities having jurisdiction thereof.

(m) Broker(s): CBRE, Inc. (Christian Marent, Rob Shannon and Ben Knight), representing Landlord, and Colliers International (Terry Bell and Joseph Elliot), representing Tenant.

(n) Interest Rate: shall mean ten percent (10%) per annum, provided, however, the Interest Rate will in no event exceed the maximum interest rate permitted to be charged by applicable law.

(o) “Tenant Improvements” means the work, to be performed by Tenant in the Premises pursuant to a separate work letter agreement (the “Work Letter”), attached to this Lease as Exhibit B.

(p) Letter of Credit: Concurrently with its execution hereof, and as a condition to the effectiveness of this Lease, Tenant shall post a Letter of Credit in the face amount of $3,190,168.80, which shall be subject to and in accordance with the terms of the Letter of Credit Rider attached hereto as Rider No. 4.

(q) Exhibits: Exhibit A (Site Plan Showing Premises), Exhibit B (Work Letter), Exhibit C (Estoppel Certificate), Exhibit D (Form of SNDA), Exhibit E (Rules and Regulations), Exhibit F, (Recorded Restrictions) inclusive, which Exhibits are attached to this Lease and incorporated herein by this reference.

(r) Riders: Rider No. 1 (Extension Option Rider), Rider No. 2 (Fair Market Rental Rate), Rider No. 3 (Options in General), and Rider No. 4 (Letter of Credit Rider), inclusive, which Riders are attached to this Lease and incorporated herein by this reference.

This Section 1 represents a summary of the basic terms and definitions of this Lease. In the event of any inconsistency between the terms contained in this Section 1 and any specific provision of this Lease, the terms of the more specific provision shall prevail.

2. PREMISES.

(a) Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises.

(b) Mutual Covenants. Landlord and Tenant agree that the letting and hiring of the Premises is upon and subject to the terms, covenants and conditions contained in this Lease and each party covenants as a material part of the consideration for this Lease to keep and perform their respective obligations under this Lease.

3. COMMENCEMENT DATE; POSSESSION.

(a) The Term of the Lease shall be as set forth in Section 1.06 above, commencing on the Commencement Date and expiring on the Expiration Date, subject to earlier termination, if applicable, in accordance with the terms of this Lease. Each consecutive twelve (12) month period of the Term of this Lease, commencing on the Commencement Date, will be referred to herein as a “Lease Year”.

(b) Tenant will be deemed to have accepted the Premises in its “AS-IS” condition as of the date of Landlord’s delivery to Tenant thereof following the full execution and delivery of this Lease and satisfaction of the requirements set forth below in this Section 3(b), subject to all Legal Requirements (as defined in Section 7(b) below) governing and regulating the use and occupancy of the Premises and to have acknowledged that there are no items needing work or repair by Landlord, provided that any needed work or repairs shall be subject to the respective repair and maintenance obligations of Landlord and Tenant set forth in Section 13 of this Lease. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building or any portions thereof or with respect to the suitability of same for the conduct of Tenant’s business except as set forth above. Upon (i) the full execution and delivery of this Lease, (ii) the submission by Tenant to

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Landlord of the rent to be provided by Tenant upon the execution and delivery of this Lease, pursuant to Section 4(a) below, (iii) the submission by Tenant to Landlord of the Letter of Credit to be provided by Tenant upon the execution and delivery of this Lease, pursuant to Rider No. 4 attached hereto, and (iv) the submission by Tenant to Landlord of evidence of insurance required to be provided by Tenant upon the execution and delivery of this Lease, Landlord shall deliver the Premises to Tenant in “AS-IS” condition and configuration, “with all faults”, and “without any representations or warranties” except as set forth above.

4. RENT.

(a) Monthly Base Rent. Upon execution of this Lease, Tenant shall pay to Landlord the sum of $306,351.90 (which amount consists of (i) $265,847.40, representing Monthly Base Rent, and (ii) $40,504.50 [calculated at the estimated rate of $0.32 per rentable square foot of the Premises per month], representing the estimated monthly installment of Operating Expenses) constituting Monthly Base Rent and the monthly installment of Operating Expenses due and payable by Tenant for the first full calendar month of the Term for which such amounts are payable hereunder. Tenant agrees to pay Landlord the Monthly Base Rent for the Premises set forth in Section 1(i) above in advance on the first (1st) day of each calendar month during the Term without prior notice or demand, plus all applicable rental taxes, including, without limitation, occupancy, sales, transaction privilege and excise taxes. As set forth in Section 3(a) above, if the Term of this Lease commences or ends on a day other than the first (1st) day of a calendar month, then the rent for such period will be prorated in the proportion that the number of days this Lease is in effect during such period bears to the number of days in such month. All rent must be paid to Landlord absolutely net, without any deduction or offset (except as herein specifically provided for), in lawful money of the United States of America, at the address designated by Landlord or to such other person or at such other place as Landlord may from time to time designate in writing.

(b) Additional Rent. In addition to the payment of Monthly Base Rent, Tenant shall pay all Operating Expenses applicable to the Building, and the word “rent” as used in this Lease will include all such additional rent unless the context specifically or clearly implies that only Monthly Base Rent is intended. It is the intent of the Landlord and Tenant that the rent provided for herein be “triple net” as more particularly set forth in this Lease.

(c) Late Payments. Late payments of Monthly Base Rent and/or any item of additional rent will be subject to interest and a late charge as provided in Section 21(f) below.

5. OPERATING EXPENSES.

(a) Operating Expenses. In addition to Monthly Base Rent, throughout the Term of this Lease, Tenant agrees to pay Landlord as additional rent in accordance with the terms of this Section 5, the Operating Expenses as defined in this Section 5(a). As used in the Lease, “Operating Expenses” means and includes: (i) Real Property Taxes (as defined in Section 11(b) of the Lease) and any taxes or assessments imposed in lieu thereof; (ii) any and all assessments imposed with respect to the Premises pursuant to any covenants, conditions and restrictions affecting the Premises; (iii) costs of insurance carried by Landlord pursuant to Section 18 of the Lease; (iv) a management fee in an amount equal to one and one-half percent (1.5%) of the Base Rent payable with respect to the Building.

(b) Estimate Statement. Prior to the Commencement Date and as soon as practical following the start of each subsequent calendar year during the Term of this Lease, Landlord will endeavor to deliver to Tenant a statement (“Estimate Statement”) wherein Landlord will estimate the Operating Expenses for the then current calendar year. Tenant agrees to pay Landlord, as additional rent, one-twelfth (1/12th) of the estimated Operating Expenses each month thereafter, beginning with the next installment of rent due, until such time as Landlord issues a revised Estimate Statement or the Estimate Statement for the succeeding calendar year. If at any time during the Term of this Lease, but not more often than quarterly, Landlord reasonably determines that the Operating Expenses for the current calendar year will be greater than the amount set forth in the then current Estimate Statement, Landlord may issue a revised Estimate Statement and Tenant agrees to pay Landlord, within thirty (30) days of receipt of the revised Estimate Statement, the difference between the amount owed by Tenant under such revised Estimate Statement and the amount owed by Tenant under the original Estimate Statement for the portion of the then current calendar year which has expired. Thereafter Tenant agrees to pay Operating Expenses based on such revised Estimate Statement until Tenant receives the next calendar year’s Estimate Statement or a new revised Estimate Statement for the current calendar year.

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(c) Actual Statement. As soon as practical following the end of each calendar year during the Term of this Lease (estimated to be within one hundred twenty (120) days after the end of the calendar year), Landlord will also endeavor to deliver to Tenant a statement (“Actual Statement”) which states the actual Operating Expenses for the preceding calendar year. If the Actual Statement reveals that the actual Operating Expenses are more than the total additional rent paid by Tenant for Operating Expenses on account of the preceding calendar year, Tenant agrees to pay Landlord the difference in a lump sum within thirty (30) days of receipt of the Actual Statement. If the Actual Statement reveals that the actual Operating Expenses is less than the additional rent paid by Tenant for Operating Expenses on account of the preceding calendar year, Landlord will credit any overpayment toward the next monthly installment(s) of the Operating Expenses due under this Lease, or if not due, then reimburse Tenant within thirty (30) days of the date of the statement.

(d) Miscellaneous. Any delay or failure by Landlord in delivering any Estimate Statement or Actual Statement pursuant to this Section 5, after due diligence by Landlord to prepare and deliver the Actual Statement, will not constitute a waiver of its right to require an increase in rent nor will it relieve Tenant of its obligations pursuant to this Section 5, except that Tenant will not be obligated to make any payments based on such Estimate Statement or Actual Statement until thirty (30) days after receipt of such Estimate Statement or Actual Statement. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of the actual Operating Expenses for the year in which this Lease terminates, Tenant agrees to promptly pay any increase due over the estimated expenses paid and, conversely, any overpayment made in the event said expenses decrease shall promptly be rebated by Landlord to Tenant. Such obligation will be a continuing one which will survive the expiration or termination of this Lease.

6. SECURITY DEPOSIT. If at any time during the Term (including in satisfaction of the LOC Release Conditions as set forth in Rider No. 4) Landlord holds a cash security deposit under this Lease (“Security Deposit”), then the terms of this Section 6 shall apply to such Security Deposit. If and to the extent the Letter of Credit is returned to Tenant, subject to the terms and conditions of Rider No. 4 attached hereto, then upon return of the Letter of Credit, Tenant shall be required to deliver the Security Deposit to Landlord in immediately available funds, to be held by Landlord without liability for interest (unless required by laws) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due rent, to cure any default by Tenant, or to compensate Landlord for any other loss or damage Landlord may suffer by reason of Tenant’s default. If Landlord uses any portion of the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant is not in default at the expiration or earlier termination of this Lease, Landlord shall return any unapplied portion of the Security Deposit to Tenant within forty-five (45) days after the later to occur of: (a) payment of the final rent due from Tenant; or (b) the later to occur of the Expiration Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 10(a) below. Landlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee. Landlord can maintain the Security Deposit separate and apart from Landlord’s general funds or can commingle the Security Deposit with Landlord’s general and other funds. Landlord shall not be required to pay Tenant interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code (excepting subsection (b) thereof), and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

7. USE.

(a) Tenant’s Use of the Premises. The Premises may be used for the use or uses set forth in Section 1(l) above only, and Tenant will not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord.

(b) Compliance. At Tenant’s sole cost and expense, Tenant agrees to procure, maintain and hold available for Landlord’s inspection, all governmental licenses and permits required for the proper and lawful conduct of Tenant’s business from the Premises, if any. Tenant agrees not to use, alter or occupy the Premises or allow the Premises to be used, altered or occupied in violation of, and Tenant, at its sole cost and expense, agrees to use and occupy the Premises and cause the Premises to be used and occupied in compliance with: (i) any and all laws, statutes, zoning restrictions, ordinances, rules, regulations, orders and rulings now or hereafter

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in force and any requirements of any insurer, insurance authority or duly constituted public authority having jurisdiction over the Premises now or hereafter in force, (ii) the requirements of the Board of Fire Underwriters and any other similar body, (iii) the Certificate of Occupancy issued for the Building, and (iv) any recorded covenants, conditions and restrictions and regulatory agreements, if any, which affect the use, occupation or alteration of the Premises (collectively, “Legal Requirements”). Tenant agrees to comply with the Rules and Regulations referenced in Section 27 below. Tenant agrees not to use or allow the Premises to be used for any unlawful or unreasonably objectionable purpose. Tenant agrees not to cause, maintain or permit any nuisance or waste in, on, under or about the Premises. Notwithstanding anything contained in this Lease to the contrary, all transferable development rights related in any way to the Premises are and will remain vested in Landlord, and Tenant hereby waives any rights thereto.

(c) Hazardous Materials. Except for ordinary and general office supplies, equipment and facilities, such as copier toner, liquid paper, back-up power sources, glue, ink and common household cleaning materials, as well as customary quantities of first aid and healthcare supplies and the parking of vehicles in the parking areas adjacent to the Premises (some or all of which may constitute “Hazardous Materials” as defined in this Lease), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building or any portion thereof by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant Parties”) without the prior written consent of Landlord, which consent by Landlord will not be unreasonably withheld. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, or any portion thereof by Tenant or any Tenant Parties. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises or the Building and which are caused or permitted by Tenant or any Tenant Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials at the Premises, which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any Tenant Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s). As used in this Lease, the term “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the State, the United States Government or any local governmental authority, including, without limitation, asbestos, asbestos-containing material (“ACM”), presumed asbestos containing materials (“PACM”), petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), and freon and other chlorofluorocarbons. Landlord hereby confirms that prior to the date of execution and delivery of this Lease, Landlord has completed a substantial demolition of the Building to shell condition, and Landlord represents it has no actual knowledge as of the date hereof of the existence of any Hazardous Materials existing at the Building in violation of applicable laws, rules or regulations, and to the extent it is determined that Hazardous Materials did exist at the Building as of the date hereof in violation of laws governing Hazardous Materials, and such violation does not arise out of any acts or omissions of Tenant, its agents, employees or contractors, Landlord shall promptly take such action as is necessary to remediate such Hazardous Materials as necessary to comply with applicable laws, at no cost to Tenant. The provisions of this Section 7(c) will survive the expiration or earlier termination of this Lease.

8. NOTICES. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by overnight courier or an express mailing service) or by mail, if sent by registered or certified mail. Notices to Tenant shall be sufficient if delivered to Tenant at the address designated in Section 1(b) above and notices to Landlord shall be sufficient if delivered to Landlord at the address designated in Section 1(a) above. Either party may specify a different address for notice purposes by written notice to the other, except that the Landlord may in any event use the Premises as Tenant’s address for notice purposes.

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9. BROKERS. The parties acknowledge that the broker(s) who negotiated this Lease are stated in Section 1(M) above. Each party represents and warrants to the other that, to its knowledge, no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Lease. Landlord and Tenant each agree to promptly indemnify, protect, defend and hold harmless the other from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including attorneys’ fees and court costs) resulting from any breach by the indemnifying party of the foregoing representation, including, without limitation, any claims that may be asserted by any broker, agent or finder undisclosed by the indemnifying party. The foregoing mutual indemnity shall survive the expiration or earlier termination of this Lease.

10. SURRENDER; HOLDING OVER.

(a) Surrender. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not constitute a merger, and shall, at the option of Landlord, operate as an assignment to Landlord of any or all subleases or subtenancies. Upon the expiration or earlier termination of this Lease, Tenant agrees to peaceably surrender the Premises to Landlord broom clean and in a state of good order, repair and condition, ordinary wear and tear and casualty damage excepted, but in any event with all interior walls cleaned and in good repair, all carpeted areas cleaned, the plumbing, heating, ventilation and air conditioning systems in good working order and all floor areas cleaned and waxed or sealed. Subject to the terms of Section 12 below, Tenant will also remove any Alterations (as defined in Section 12 below) and, any electrical, phone and data cabling and related equipment (collectively, “Cable”), and shall repair any damage caused by such removal, all in accordance with the terms of Section 12 below. At least twenty (20) days prior to termination of the Lease, Landlord may inspect the Premises to determine if they are in the condition required for proper surrender by Tenant, or at Landlord’s option, and at Landlord’s sole cost and expense, Landlord may retain the services of one (1) or more inspectors or consultants to perform such inspections. If any such inspections disclose any deficiencies in the condition of the Premises, Tenant will promptly cause the same to be corrected in a good and workmanlike manner at Tenant’s sole cost and expense prior to the surrender date. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof alone will not be sufficient to constitute a termination of this Lease or a surrender of the Premises unless Landlord has given Tenant a notice to quit.

(b) Holding Over. Tenant will not be permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. If Tenant holds over after the expiration or earlier termination of the Term, Landlord may, at its option, treat Tenant as a tenant at sufferance only, and such continued occupancy by Tenant shall be subject to all of the terms, covenants and conditions of this Lease, so far as applicable, except that the rent for any such holdover period shall be equal to one hundred fifty percent (150%) of the Base Rent in effect under this Lease immediately prior to such holdover or market rent, whichever is greater, and in either case, prorated on a daily basis including any Operating Expenses. Acceptance by Landlord of rent after such expiration or earlier termination will not result in a renewal of this Lease. The provisions of this Section 10 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord under this Lease or as otherwise provided by law. If Tenant fails to surrender the Premises upon the expiration of this Lease in accordance with the terms of this Section 10 despite demand to do so by Landlord, Tenant agrees to promptly indemnify, protect, defend and hold Landlord harmless from all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including attorneys’ fees and costs), including, without limitation, costs and expenses reasonably and actually incurred by Landlord in returning the Premises to the condition in which Tenant was to surrender it. The provisions of this Section 10(b) will survive the expiration or earlier termination of this Lease.

11. TAXES.

(a) Payment of Taxes. Tenant agrees to pay all Real Property Taxes, as defined in Section 11(b) below, as part of Operating Expenses, during the Term of this Lease. If any such Real Property Taxes paid by Tenant shall cover any period of time prior to or after the expiration of the Term thereof, Tenant’s share of such Real Property Taxes is to be equitably prorated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Landlord will reimburse Tenant to the extent required.

(b) Definition of “Real Property Taxes”. The term “Real Property Taxes” as used herein means: any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond, tax or similar imposition imposed by any authority

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having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, as against any legal or equitable interest of Landlord in the Premises or any part thereof, including the following by way of illustration but not limitation: (i) any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises; and (ii) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of Real Property Tax. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “Real Property Taxes” for the purposes of this Lease; (A) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Building or Premises or the rent payable by Tenant hereunder, including, without limitation, any gross receipts tax or excise tax levied by state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof but not on Landlord’s other operations; (B) any assessment, tax, fee, levy or charge upon this transaction; and/or (C) any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Building is a part.

(c) Personal Property Taxes. Tenant agrees to pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or elsewhere. When possible, Tenant will cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord. If any of Tenant’s personal property is assessed with Landlord’s real property, Tenant shall pay Landlord the taxes attributable to Tenant within thirty (30) days after receipt of a written statement setting forth the taxes applicable to Tenant’s property.

12. ALTERATIONS.

(a) Alterations. Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent may be granted or withheld in Landlord’s sole discretion, provided that Landlord shall not unreasonably withhold its consent to any Alterations which do no not affect building structure or systems and which will not be visible from outside the Premises, or installation of Cable. In order to obtain such approvals, Tenant shall furnish Landlord with plans and specifications; names of contractors acceptable to Landlord; required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Upon completion, Tenant shall furnish “as-built” plans for Alterations, completion affidavits and full and final waivers of lien. Notwithstanding the foregoing, the terms of the Work Letter attached hereto as Exhibit B (and not this Section 12) shall govern with respect to the initial Tenant Improvements to be completed by Tenant.

(b) Cosmetic Alterations. Notwithstanding the foregoing, so long as Tenant (a) complies with all applicable laws, rules (including the then current construction rules, guidelines and specifications for the Building), regulations and the terms and conditions of this Lease, and (b) coordinates construction of the Alterations with Landlord, Tenant shall have the right, without Landlord’s consent, but upon three (3) business days prior written notice to Landlord, to make strictly cosmetic, non-structural additions and alterations to the Premises that do not (i) involve the expenditure of more than $50,000.00 in the aggregate in any twelve (12) month period during the Term, (ii) affect the appearance of the Building or any areas outside the Premises, or (iii) affect or impact in any way the systems or structure of the Building (collectively, the “Cosmetic Alterations”).

(c) Plan Review. Tenant agrees to pay Landlord, as additional rent, the actual and reasonable costs of professional services and costs for general conditions of Landlord’s third party consultants if utilized by Landlord for review of all plans, specifications and working drawings for any Alterations, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants. In addition, Tenant agrees to pay Landlord, within thirty (30) days after completion of any Alterations, a fee in the amount of one percent (1%) of the cost of such Alterations, but in no event less than Two Hundred Fifty Dollars ($250.00).

(d) Personal Property. All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including Tenant’s business and trade fixtures, furniture, movable partitions, Cable and equipment [such as telephones, copy machines, computer

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terminals, refrigerators and facsimile machines]) will be and remain the property of Tenant, and, unless otherwise agreed between Landlord and Tenant in writing, must be removed by Tenant from the Premises, at Tenant’s sole cost and expense, on or before the expiration or earlier termination of this Lease. Tenant agrees to repair any damage caused by such removal at its cost on or before the expiration or earlier termination of this Lease.

(e) Removal of Alterations. If Tenant fails to remove by the expiration or earlier termination of this Lease all of its personal property, any Alterations (including Cable) identified by Landlord for removal at the time Landlord gives consent to the Alteration (including the installation of Cable), or if no consent given, then as designated, at least sixty (60) days prior to the termination date, Landlord may, at its option (without liability to Tenant for loss thereof) treat such personal property and/or Alterations (including Cable) as abandoned and, at Tenant’s sole cost and expense, and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (i) remove and store such items and repair any damage caused by such removal; and/or (ii) upon ten (10) days’ prior notice to Tenant, sell, discard or otherwise dispose of all or any such items at private or public sale for such price as Landlord may obtain or by other commercially reasonable means. Tenant shall be liable for all costs of disposition of Tenant’s abandoned property and restoration of the Alteration not removed as required, and Landlord shall have no liability to Tenant with respect to any such abandoned property.

13. REPAIRS.

(a) Tenant’s Obligations. Subject to Landlord’s repair and maintenance obligations set forth in Section 13(c) below, and further subject to the terms of Section 19 hereof in the event of casualty, Tenant agrees to keep in good order, condition and repair the Premises and every part thereof, regardless of the need for repairs arises out of Tenant’s use or otherwise, including, without limiting the generality of the foregoing, maintaining, repairing and replacing, as and when needed, at Tenant’s sole cost (except as set forth in Section 13(c) below) all systems, facilities and equipment, such as plumbing, heating, ventilation, air conditioning equipment, electrical, lighting facilities, fire protection systems, and other equipment within or serving the Premises, fixtures, walls (interior and exterior) (including, without limitation, graffiti removal and painting when necessary), ceilings, roof membrane, floors, windows, doors, plate glass and skylights located within the Premises, and all landscaping, driveways, loading docks, parking lots, fences and signs located on the Premises and sidewalks and parkways located in or on the Premises. In performing its obligations set forth herein, Tenant shall consistently exercise and perform good maintenance practices, specifically including arranging for and maintaining at Tenant’s cost (with copies to Landlord) maintenance and service contracts reasonably approved by Landlord for HVAC equipment, fire extinguishing and alarm systems, roof preventative maintenance and landscaping maintenance, which maintenance and service contracts (other than for landscaping) shall include a requirement for an annual and/or quarterly inspection. Upon Landlord’s request, Tenant shall deliver to Landlord a copy of each inspection report. In addition, Tenant shall arrange for any required maintenance and the correction of any defects noted in any such inspection report. Tenant agrees to cause any mechanics’ liens or other liens arising as a result of work performed by Tenant or at Tenant’s direction to be eliminated as provided in Section 14 below. In the event Tenant fails to maintain any required maintenance or service contract, or fails to obtain and deliver to Landlord an inspection report (which may be quarterly or annually as referenced herein, Landlord shall have the right (following written notice to Tenant and providing Tenant with a reasonable opportunity to cure), to arrange for such maintenance and service contracts, and the required inspections, and Tenant shall pay the cost thereof upon Landlord’s delivery of an invoice therefor. In any event, Tenant shall pay the costs of and arrange for the correction of any deficiencies found. Without limiting the foregoing, Tenant will perform, at its expense, normal maintenance work involving the foundation, structural portions of the Building, and operating systems of the Building, but if a capital repair or replacement is needed, Tenant will notify Landlord of the required capital repair or replacement work and Landlord will cause such work to be done in a timely manner in accordance with the terms of Section 13(c) below.

(b) Tenant’s Failure to Repair. If Tenant refuses or neglects to repair and maintain the Premises properly as required hereunder to the reasonable satisfaction of Landlord, Landlord, at any time following twenty (20) days from the date on which Landlord makes a written demand on Tenant to effect such repair and maintenance, may enter upon the Premises and make such repairs and/or maintenance, and upon completion thereof, Tenant agrees to pay to Landlord as additional rent, Landlord’s costs for making such repairs plus an amount not to exceed five percent (5%) of such costs for overhead, within thirty (30) days of receipt from Landlord of a written itemized bill therefor. Any amounts not reimbursed by Tenant within such thirty (30) day period will bear interest at the Interest Rate until paid by Tenant.

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(c) Landlord’s Obligations. Except for the obligations of Landlord under Section 19 below relating to damage or destruction of the Premises, or under Section 20 below relating to eminent domain, it is intended by the parties that Landlord’s sole obligation to repair and maintain the Premises and to pay the cost thereof shall be as set forth in this Section 13(c). Tenant waives the right to make repairs at Landlord’s expense under any law, statute, ordinance, rule, regulation, order or ruling. Landlord’s repair and maintenance obligations shall include the following:

•

Landlord shall at its sole cost and expense, subject to insurance and available warranties, repair and/or replace any defects in the foundation and structural portions of the Building, including the roof and replacement of the roof membrane (it being acknowledged that repairs of the roof membrane shall be the responsibility of Tenant as set forth in Section 13(a) above).

•

So long as Tenant has performed its repair and maintenance obligations with respect to the Premises as set forth in this Lease throughout the Term of this Lease, including, without limitation, Tenant’s obligations as set forth in Section 13(a) above, Landlord shall cause to be completed any capital repairs or capital replacement work required to be performed with respect to the structure or systems of the Premises during the Term of this Lease, and the amortized cost of such work shall be included in Operating Expenses payable by Tenant under the terms of this Lease. For purposes of the foregoing, the following shall govern: (1) Required work shall be deemed a “capital repair” or a “capital replacement” if the cost of necessary repair work is reasonably expected to exceed 50% of the cost of full replacement of the improvement, component or equipment at issue; (2) the cost of any capital repair or capital replacement shall be amortized over the useful life of the improvement, as reasonably determined by Landlord, at an annual interest rate equal to Wells Fargo Prime plus one percent (1%), and Tenant shall pay the monthly amortization amount during the Term of this Lease, as part of Operating Expenses.

14. LIENS. Tenant agrees not to permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant’s agents, employees, contractors, licensees or invitees. At Landlord’s request, Tenant agrees to provide Landlord with enforceable, conditional and final lien releases (or other evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials at the Premises. Landlord will have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant will, at its sole cost, promptly cause such liens to be released of record or bonded so that it no longer affects title to the Premises. If Tenant fails to cause any such liens to be so released or bonded within ten (10) days after the filing thereof, such failure will be deemed a material breach by Tenant under this Lease without the benefit of any additional notice or cure period described in Section 21 below, and Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claims giving rise to such liens. Tenant agrees to pay to Landlord within ten (10) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord.

15. ENTRY BY LANDLORD. Landlord and its employees and agents will at all times have the right to enter the Premises to inspect the same, to show the Premises to lenders, investors or prospective purchasers, to post notices of non-responsibility, to repair the Premises as permitted or required by this Lease, and /or to show the Premises to prospective tenants during the last nine (9) months of the Lease Term, it being acknowledged that such 9-month period corresponds to the time for Tenant to exercise its Extension Option pursuant to Rider No. 1 attached hereto, and Landlord shall have the right to show the Premises earlier in the event Tenant confirms to Landlord that Tenant will not exercise its Extension Option, and Landlord may also show the Premises at any time following a Tenant default. In exercising such entry rights, Landlord will endeavor to minimize, as reasonably practicable, the interference with Tenant’s business, and will provide Tenant with reasonable advance notice of any such entry (except in emergency situations). Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. Landlord will at all times have and retain a key with which to unlock all doors in the Premises, excluding Tenant’s vaults and safes. Landlord will have the right to use any and all means which Landlord may reasonably deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by

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Landlord by any of said means, or otherwise, will not be construed or deemed to be a forcible or unlawful entry into the Premises, or an eviction of Tenant from the Premises.

16. UTILITIES AND SERVICES. Tenant agrees to contract directly for and to pay for all utilities and services provided to the Premises (including the Land and the Building), including, without limitation, water, gas, heat, light, power, telephone, waste/trash removal, sewer and other utilities, janitorial and cleaning services, landscaping and outdoor maintenance, together with any taxes thereon. Landlord will not be liable to Tenant for any failure to furnish any of the foregoing utilities and services if such failure is caused by all or any of the following: (i) accident, breakage or repairs; (ii) strikes, lockouts or other labor disturbance or labor dispute of any character; (iii) governmental regulation, moratorium or other governmental action or inaction; (iv) inability despite the exercise of reasonable diligence to obtain electricity, water or fuel; or (v) any other cause beyond Landlord’s reasonable control. In addition, in the event of any stoppage or interruption of services or utilities, Tenant shall not be entitled to any abatement or reduction of rent (except as expressly provided in Section 19(f) below or Section 20(b) below if such failure results from a damage or taking described therein), no eviction of Tenant will result from such failure and Tenant will not be relieved from the performance of any covenant or agreement in this Lease because of such failure. Notwithstanding anything to the contrary herein, Tenant acknowledges and agrees that it shall be solely responsible for providing adequate security for its Premises, and its use of the Building and Land thereof. Landlord shall have no responsibility to prevent, and shall not be liable to Tenant, its agents, employees, contractors, visitors or invitees, for losses due to theft, burglary or other criminal activity, or for damages or injuries to persons or property resulting from persons gaining access to the Premises or the Building.

17. ASSUMPTION OF RISK AND INDEMNIFICATION.

(a) Assumption of Risk. Tenant, as a material part of the consideration to Landlord, hereby agrees that neither Landlord nor any Landlord Indemnified Parties (as defined in Section 7(c) above) will be liable to Tenant for, and Tenant expressly assumes the risk of and waives any and all claims it may have against Landlord or any Landlord Indemnified Parties with respect to, (i) any and all damage to property or injury to persons in, upon or about the Premises or any part thereof (except that resulting from the grossly negligent or intentionally willful act or omission of Landlord), (ii) any such damage caused by other tenants or persons in or about the Premises, or caused by quasi-public work, (iii) any damage to property entrusted to employees of the Premises, (iv) any loss of or damage to property by theft or otherwise, or (v) any injury or damage to persons or property resulting from any casualty, explosion, falling plaster or other masonry or glass, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place, or resulting from dampness. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor any Landlord Indemnified Parties will be liable for consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein by Tenant or any Tenant Parties or for interference with light or other incorporeal hereditaments. Tenant agrees to give prompt notice to Landlord in case of fire or accidents in the Premises, or of defects therein or in the fixtures or equipment.

(b) Indemnification. Tenant will be liable for, and agrees, to the maximum extent permissible under applicable law, to promptly indemnify, protect, defend and hold harmless Landlord and Landlord Indemnified Parties, from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs, including attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (i) any act or omission of Tenant or any Tenant Parties (as defined in Section 7(c) above); (ii) the use of the Premises and conduct of Tenant’s business by Tenant or any Tenant Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant Parties, in or about the Premises; and/or (iii) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease. In case any action or proceeding is brought against Landlord or any Landlord Indemnified Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, agrees to promptly defend the same at Tenant’s sole cost and expense by counsel approved in writing by Landlord, which approval Landlord will not unreasonably withhold.

(c) Survival; No Release of Insurers. Tenant’s indemnification obligations under Section 17(b) will survive the expiration or earlier termination of this Lease. Tenant’s covenants, agreements and indemnification obligation in Sections 17(a) and 17(b) above, are not intended to and will not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

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18. INSURANCE.

(a) Tenant’s Insurance. Tenant shall obtain and maintain throughout the Term the following insurance (“Tenant’s Insurance”):

(i) Commercial General Liability Insurance, on an occurrence basis, insuring bodily injury and property damage including but not limited to the following coverage: Premises and Operations; Personal/Advertising Injury; coverage for Tenant’s indemnity obligations under this Lease; liquor liability, if applicable; and products and completed operations. Such insurance must have the following minimum limits of liability: $5,000,000.00 Per Occurrence, $5,000,000.00 General Aggregate, $5,000,000.00 Personal and Advertising Injury – Per Occurrence, $5,000,000.00 Products and Completed Operations Aggregate. If the policy covers more than one location, it shall be endorsed to ensure the General Aggregate limit shall apply separately on a “Per Location” basis

(ii) Property Insurance, written on an “All Risk” or Special Form Perils, with coverage for water damage including sprinkler leakage, earthquake sprinkler leakage and coverage for damage caused by heat, smoke or fumes from a hostile fire, at full replacement cost value (without deduction for depreciation) and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property, including property of others for which the tenant may be legally liable, within the Premises (“Tenant’s Property”) and any Tenant Improvements or Alterations installed by or for the benefit of Tenant;

(iii) Extra Expense, Loss of Income or Property/Business Interruption Insurance, in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils included within “All Risk” coverage or otherwise commonly insured against by prudent tenants or attributable to prevention of access to the Premises as a result of such perils, with such coverage to extend for a minimum of one year;

(iv) Workers’ Compensation Insurance as required by laws and in amounts as may be required by applicable statute and Employers Liability Coverage of at least One Million Dollars ($1,000,000.00) each accident, $1,000,000.00 policy limit, $1,000,000.00 each employee and containing a waiver of subrogation endorsement in favor of Landlord;

(v) Commercial Automobile Liability insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of One Million Dollars ($1,000,000.00) per accident; and

(vi) With respect to improvements or Alterations performed by or on behalf of Tenant within the Premises, Builder’s Risk insurance or an Installation Floater.

(vii) Any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, in amounts, and for insurance risks against which, a prudent tenant would protect itself, but only to the extent coverage for such risks and amounts are available in the insurance market at commercially acceptable rates. Landlord makes no representation that the limits of liability required to be carried by Tenant under the terms of this Lease are adequate to protect Tenant’s interests and Tenant should obtain such additional insurance or increased liability limits as Tenant deems appropriate. No policy required hereunder shall contain a co-insurance clause and all policy deductibles in excess of $50,000 shall be subject to Landlord’s approval, not to be unreasonably withheld.

(b) Supplemental Tenant Insurance Requirements. Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-:VIII and shall be licensed to issue insurance coverage in the state in which the premises are located. All Commercial General Liability Insurance policies shall (i) name Landlord (or its successors and assignees), the managing agent for the Building (or any successor), and any of their successors as the interest of such designees shall appear, as additional insureds (utilizing endorsement ISO Form CG 2011 11/85 or equivalent), (ii) must contain an endorsement stating “such insurance as is afforded by this policy for the benefit of Landlord and any other additional insured(s) designated by Landlord, shall be primary as respects any liability or claims arising out of the occupancy of the Premises by Tenant or Tenant’s operations, and any insurance carried by Landlord or any other additional insured(s) shall be non-contributory” (iii) contain an endorsement that the insurer waives its right to subrogation as described in Section 18(f) below; (iv) contain a cross-liability endorsement or separation of insureds clause. All policies of Tenant’s Insurance shall contain an unqualified thirty (30) days’ advance written notice of any cancellation, termination or material change of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing all insurance required to be carried by Tenant hereunder (including evidence of all

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required endorsements and additional insured coverage as noted above) at least ten (10) business days prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. If any such initial or replacement policies or certificates are not furnished within the time(s) specified herein, Tenant shall be deemed to be in material Default under this Lease without the benefit of any additional notice or cure period provided in Section 21 below. In addition, following three (3) business days written notice to Tenant, Landlord shall have the right, but not the obligation, to procure the insurance that Tenant is obligated to procure and maintain hereunder, at Tenant’s cost, and Tenant shall pay the cost thereof within ten (10) business days following Landlord’s submission of an invoice therefor. In no event shall the limits of any insurance policy obtained by a Tenant be considered to limit the liability of Tenant under this Lease.

(c) Property Insurance. Landlord shall obtain, at Tenant’s sole cost and expense a policy or policies of insurance covering loss or damage to the Premises, in the amount of the full replacement value thereof, as the same may exist from time to time as reasonably determined by Landlord in a manner consistent with generally accepted commercial office building management practices or as may be required by lenders having liens on the Premises (but not any of Tenant’s property), against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, flood (if in a flood zone), earthquake, and special extended perils (“All Risk”, as such term is used in the insurance industry), including twelve (12) months rent loss insurance. Said insurance shall provide for payment of loss to Landlord, or to the holders of mortgages or the beneficiaries under deeds of trust on the Premises.

(d) Tenant’s Use. Tenant will not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by any insurance policy periodically in force covering the Premises. If Tenant’s occupancy or business in, or on, the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance periodically carried by Landlord with respect to the Building or results in the need for Landlord to maintain special or additional insurance, Tenant agrees to pay Landlord the cost of any such increase in premiums or special or additional coverage as additional rent within thirty (30) days after being billed therefor by Landlord. In determining whether increased premiums are a result of Tenant’s use of the Premises, a schedule issued by the organization computing the insurance rate on the Building showing the various components of such rate, will be conclusive evidence of the several items and charges which make up such rate. Tenant agrees to promptly comply with all reasonable requirements of the insurance authority or any present or future insurer relating to the Premises.

(e) Cancellation of Landlord’s Policies. If any of Landlord’s insurance policies are canceled or cancellation is threatened or the coverage reduced or threatened to be reduced in any way because of the use of the Premises or any part thereof by Tenant or any assignee or subtenant of Tenant or by anyone Tenant permits on the Premises and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, threatened reduction of coverage, increase in premiums, or threatened increase in premiums, within forty-eight (48) hours after notice thereof, Tenant will be deemed to be in material default of this Lease and Landlord may, at its option, either terminate this Lease or enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay Landlord the reasonable costs of such remedy as additional rent. If Landlord is unable, or elects not to remedy such condition, then Landlord will have all of the remedies provided for in this Lease in the event of a default by Tenant.

(f) Waiver of Claims. Notwithstanding any provision of this Lease to the contrary, whenever (a) any loss, cost, damage or expense (collectively, “damage”) resulting from fire, explosion or any other casualty is incurred by either Landlord or by Tenant or by anyone claiming by, through or under Landlord or Tenant in connection with the Premises and/or its contents, and (b) such party is covered in whole or in part by insurance with respect to such damage or is required under this Lease to be so insured, then the party so insured (or so required) hereby waives (on its own behalf and on behalf of its insurer) any claims against and releases the other party from any liability said other party may have on account of such damage. The foregoing shall not be deemed or construed to limit or release Tenant’s liability for any applicable insurance deductible, provided that Tenant’s obligation to pay the cost of capital repairs and replacements as Tenant’s deductible work shall be subject to the terms and conditions of this Lease.

19. DAMAGE OR DESTRUCTION.

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(a) Partial Destruction. If the Premises are damaged by fire or other casualty to an extent not exceeding thirty-five percent (35%) of the full replacement cost thereof, and Landlord’s contractor reasonably estimates in a writing delivered to Landlord and Tenant that the damage thereto may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within two hundred seventy (270) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant’s insurance which Tenant is required to deliver to Landlord pursuant to Section 19(e) below to cover Tenant’s obligation for the costs of repair, reconstruction and restoration of any portion of any Tenant Improvements or Alterations for which Tenant is responsible to insure under this Lease), then Landlord agrees to commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease will continue in full force and effect, subject to Section 19(f) below.

(b) Substantial Destruction. Any damage or destruction to the Premises which Landlord is not obligated to repair pursuant to Section 19(a) above will be deemed a substantial destruction. In the event of a substantial destruction, Landlord may elect to either: (i) repair, reconstruct and restore the portion of the Premises damaged by such casualty, in which case this Lease will continue in full force and effect, subject to Tenant’s termination right contained in Section 19(d) below; or (ii) terminate this Lease effective as of the date which is thirty (30) days after Tenant’s receipt of Landlord’s election to so terminate.

(c) Notice. Under any of the conditions of Sections 19(a) or (b) above, Landlord agrees to give written notice to Tenant of its intention to repair or terminate, as permitted in such paragraphs, within the earlier of forty-five (45) days after the occurrence of such casualty, or fifteen (15) days after Landlord’s receipt of the estimate from Landlord’s contractor (the applicable time period to be referred to herein as the “Notice Period”).

(d) Tenant’s Termination Rights. If Landlord elects to repair, reconstruct and restore pursuant to Section 19(b)(i) hereinabove, and if Landlord’s contractor estimates that as a result of such damage, Tenant cannot be given reasonable use of and access to the Premises within two hundred seventy (270) days after the date of such damage, then Tenant may terminate this Lease effective upon delivery of written notice to Landlord within ten (10) days after Landlord delivers notice to Tenant of its election to so repair, reconstruct or restore.

(e) Tenant’s Costs and Insurance Proceeds. In the event of any damage or destruction of all or any part of the Premises, Tenant agrees to immediately (i) notify Landlord thereof, and (ii) deliver to Landlord all property insurance proceeds received by Tenant with respect to any Tenant Improvements and Alterations, but excluding proceeds for Tenant’s furniture, fixtures, equipment and other personal property, whether or not this Lease is terminated as permitted in this Section 19, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds. If, for any reason (including Tenant’s failure to obtain insurance for the full replacement cost of any Tenant Improvements or Alterations from any and all casualties), Tenant fails to receive insurance proceeds covering the full replacement cost of any Tenant Improvements or Alterations which are damaged, Tenant will be deemed to have self-insured the replacement cost of such items, and upon any damage or destruction thereto, Tenant agrees to immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Landlord’s or Tenant’s insurance with respect to such items; provided, however, that Landlord shall not be obligated to restore improvements which it has specified must be removed upon expiration of this Lease unless Tenant provides the insurance proceeds therefor, which Tenant, at its option, may retain.

(f) Abatement of Rent. In the event of any damage, repair, reconstruction and/or restoration described in this Section 19, rent will be abated or reduced, as the case may be, in proportion to the degree to which Tenant’s use of the Premises is impaired during such period of repair until such use is restored. Except for abatement of rent as provided hereinabove, Tenant will not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises or for lost profits or any other consequential damages of any kind or nature, which result from any such damage, repair, reconstruction or restoration.

(g) Inability to Complete. Notwithstanding anything to the contrary contained in this Section 19, if Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Premises pursuant to Sections 19(a) or 19(b)(i) above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is ninety (90) days after the date estimated by Landlord’s contractor for completion thereof by reason of any causes (other than delays caused by Tenant, its subtenants, employees, agents or contractors or delays which are beyond the reasonable control of Landlord as described in Section 32

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below), then either Landlord or Tenant may elect to terminate this Lease upon ten (10) days’ prior written notice given to the other after the expiration of such ninety (90) day period.

(h) Damage Near End of Term. Landlord and Tenant shall each have the right to terminate this Lease if any material damage to the Building occurs during the last twelve (12) months of the Term of this Lease where Landlord’s contractor estimates in a writing delivered to Landlord and Tenant that the repair, reconstruction or restoration of such damage cannot be completed within thirty (30) days after the date of such casualty. If either party desires to terminate this Lease under this Section 19(h), it shall provide written notice to the other party of such election within ten (10) days after receipt of Landlord’s contractor’s repair estimates.

(i) Waiver of Termination Right. Landlord and Tenant agree that the foregoing provisions of this Section 19 are to govern their respective rights and obligations in the event of any damage or destruction and supersede and are in lieu of the provisions of any applicable law, statute, ordinance, rule, regulation, order or ruling now or hereafter in force which provide remedies for damage or destruction of leased premises.

(j) Termination. Upon any termination of this Lease under any of the provisions of this Section 19, the parties will be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord except for items which have accrued and are unpaid as of the date of termination and matters which are to survive any termination of this Lease as provided in this Lease.

20. EMINENT DOMAIN.

(a) Substantial Taking. If more than twenty percent (20%) of the floor area of the Building, or twenty percent (20%) of the land area of the Premises which is not occupied by the Building, is taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party will have the right to terminate this Lease effective as of the date possession is required to be surrendered to such authority.

(b) Partial Taking; Abatement of Rent. In the event of a taking of a portion of the Premises which does not constitute a substantial taking under Section 20(a) above, then, neither party will have the right to terminate this Lease and Landlord will thereafter proceed to make a functional unit of the remaining portion of the Premises (but only to the extent Landlord receives proceeds therefor from the condemning authority), and rent will be abated in proportion to the percentage of parking or the floor area of the Premises which Tenant is deprived of on account of such taking; provided, however, there will be no abatement of rent if the only area taken is that which does not have a building or parking area used by Tenant located thereon.

(c) Condemnation Award. In connection with any taking of all or any portion of the Premises, Landlord will be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award will be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value will be the sole property of Landlord. Tenant agrees not to assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant will have the right to recover from the condemning authority (but not from Landlord unless included in the award to Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, and for any other damage to Tenant’s business by reason of such taking.

(d) Temporary Taking. In the event of taking of the Premises or any part thereof for temporary use, (i) this Lease will remain unaffected thereby and rent will equitably abate for the duration of the taking, and (ii) Landlord will be entitled to receive such portion or portions of any award made for such use with respect to the period of the taking. For purpose of this Section 20(d), a temporary taking shall be defined as a taking for a period of thirty (30) days or less.

21. DEFAULTS AND REMEDIES.

(a) Defaults. The occurrence of any one (1) or more of the following events will be deemed a default by Tenant:

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(i) The abandonment of the Premises by Tenant, which for purposes of this Lease means any absence by Tenant from the Premises for five (5) business days or longer and Tenant is in default under any provision of this Lease.

(ii) The failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure continues for a period of three (3) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice will be in lieu of, and not in addition to, any notice required under applicable law.

(iii) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Sections 21(a)(i) or (ii) above, where such failure continues for a period of twenty (20) days (or such other period of time as may be specified in this Lease as to the specific circumstances) after written notice thereof from Landlord to Tenant. The provisions of any such notice will be in lieu of, and not in addition to, any notice required under applicable law. If the nature of Tenant’s default is such that more than twenty (20) days (or such other period of time as may be specified in this Lease as to the specific circumstances) are reasonably required for its cure, then Tenant will not be deemed to be in default if Tenant, with Landlord’s concurrence, commences such cure within such twenty (20) day period (or such other period of time as may be specified in this Lease as to the specific circumstances) and thereafter diligently prosecutes such cure to completion.

(iv)(a) The making by Tenant of any general assignment for the benefit of creditors; (b) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (c) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (d) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days.

(b) Landlord’s Remedies; Termination. In the event of any default by Tenant, in addition to any other remedies available to Landlord at law or in equity under applicable law, Landlord will have the immediate right and option to terminate this Lease and all rights of Tenant hereunder. If Landlord elects to terminate this Lease then, to the extent permitted under applicable law, Landlord may recover from Tenant: (i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, results therefrom.

As used in Sections 21(b)(i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate. As used in Section 21(b)(iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c) Landlord’s Remedies; Re-Entry Rights. In the event of any default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord will also have the right, subject to the terms of applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere and/or disposed of at the sole cost and expense of and for the account of Tenant in accordance with the provisions of Section 12(h) of this Lease or any other procedures permitted by applicable law. Subject to the terms of applicable law, no entry into the Premises shall be construed as an election to terminate this Lease.

(d) Landlord’s Remedies; Re-Letting. In the event of the abandonment of the Premises by Tenant and if Landlord does not elect to terminate this Lease, Landlord may from time to time, without terminating this Lease, either recover all rent as it becomes due or relet the Premises or any part thereof on terms and conditions as Landlord in its sole and absolute discretion may deem advisable with the right to make alterations and repairs to the Premises in connection with such reletting. If Landlord elects to relet the Premises, then rents received by

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Landlord from such reletting will be applied: first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises incurred in connection with such reletting; fourth, to the payment of rent due and unpaid hereunder and the residue, if any, will be held by Landlord and applied to payment of future rent as the same may become due and payable hereunder. Should that portion of such rents received from such reletting during any month, which is applied to the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant agrees to pay such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency will be calculated and paid monthly.

(e) Landlord’s Remedies; Performance for Tenant. All covenants and agreements to be performed by Tenant under any of the terms of this Lease are to be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant fails to pay any sum of money owed to any party other than Landlord, for which it is liable under this Lease, or if Tenant fails to perform any other act on its part to be performed hereunder, and such failure continues for twenty (20) days after notice thereof by Landlord, Landlord may, without waiving or releasing Tenant from its obligations, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant. Tenant agrees to reimburse Landlord upon demand for all sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the Interest Rate, from the date of such payment by Landlord until reimbursed by Tenant. This remedy shall be in addition to any other right or remedy of Landlord set forth in this Section 21.

(f) Late Payment. If Tenant fails to pay any installment of rent within five (5) days of when due or if Tenant fails to make any other payment for which Tenant is obligated under this Lease within five (5) days of when due, such late amount will accrue interest at the Interest Rate and Tenant agrees to pay Landlord as additional rent such interest on such amount from the date such amount becomes due until such amount is paid. In addition, if Tenant fails to pay any installment of rent within five (5) days of when due or if Tenant fails to make any other payment for which Tenant is obligated under this Lease within five (5) days of when due, Tenant agrees to pay to Landlord concurrently with such late payment amount, as additional rent, a late charge equal to five percent (5%) of the amount due to compensate Landlord for the extra costs Landlord will incur as a result of such late payment. The parties agree that (i) it would be impractical and extremely difficult to fix the actual damage Landlord will suffer in the event of Tenant’s late payment, (ii) such interest and late charge represents a fair and reasonable estimate of the detriment that Landlord will suffer by reason of late payment by Tenant, and (iii) the payment of interest and late charges are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of any such interest and late charge will not constitute a waiver of the Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord. If Tenant incurs a late charge more than three (3) times in any period of twelve (12) months during the Term, then, notwithstanding that Tenant cures the late payments for which such late charges are imposed, Landlord will have the right to require Tenant thereafter to (i) pay all installments of Monthly Base Rent quarterly in advance for the next twelve (12) months and (ii) submit all payments of Monthly Base Rent via cashier’s check or wire transfer. Further, in the event any check submitted by Tenant is returned by reason of “non sufficient funds”, Tenant shall pay to Landlord an “NSF Fee” at Landlord’s standard rate then in effect. Notwithstanding the foregoing, Landlord will not assess a late charge until Landlord has given written notice of such late payment for the first late payment in any twelve (12) month period and after Tenant has not cured such late payment within three (3) days from receipt of such notice. No other notices will be required during the following twelve (12) months for a late charge to be incurred.

(g) Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Lease will be construed and held to be cumulative, and no one of them will be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 21 will be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

22. LANDLORD’S DEFAULT. Landlord will not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then

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Landlord will not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion.

23. ASSIGNMENT AND SUBLETTING.

(a) Restriction on Transfer. Except as expressly provided in this Section 23, Tenant will not, either voluntarily or by operation of law, assign or encumber this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, encumbrance, sublease or the like will sometimes be referred to as a “Transfer”), without the prior written consent of Landlord, which consent Landlord will not unreasonably withhold. It is further understood that any renewal, extension or modification of an existing sublease shall also require Landlord’s prior written consent.

(b) Corporate and Partnership Transfers. For purposes of this Section 23, if Tenant is a corporation, partnership or other entity, any transfer, assignment, encumbrance or hypothecation of fifty percent (50%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity, will be deemed a Transfer and will be subject to all of the restrictions and provisions contained in this Section 23. Notwithstanding the foregoing, the immediately preceding sentence will not apply to any transfers of stock of Tenant if Tenant or Tenant’s parent company is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market.

(c) Permitted Controlled Transfers. Notwithstanding the provisions of this Section 23 to the contrary, Tenant may assign this Lease or sublet the Premises or any portion thereof (“Permitted Transfer”), without Landlord’s consent, to any parent, subsidiary or affiliate entity which controls, is controlled by or is under common control with Tenant, or to any entity resulting from a merger or consolidation with Tenant, or to, with respect to partial subleases only, any person or entity acting as a subcontractor or service provider for Tenant, or to any person or entity which acquires substantially all the assets of Tenant’s business as a going concern, provided that: (i) at least ten (10) days prior to such assignment or sublease, Tenant delivers to Landlord the financial statements and other financial and background information of the assignee or sublessee described in Section 23(d) below; (ii) if an assignment, the assignee assumes, in full, the obligations of Tenant under this Lease (or if a sublease, the sublessee of a portion of the Premises or Term assumes, in full, the obligations of Tenant with respect to such portion); (iii) the financial net worth of the assignee as of the time of the proposed assignment equals or exceeds that of Tenant as of the date of execution of this Lease; (iv) Tenant remains fully liable under this Lease; and (v) the use of the Premises under Section 7 above remains materially unchanged. A party with whom Tenant enters into a Permitted Transfer may be referred to herein as a “Permitted Transferee”.

(d) Transfer Notice. If Tenant desires to effect a Transfer, then at least thirty (30) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant agrees to give Landlord a notice (the “Transfer Notice”), stating the name, address and business of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as “Transferee”), reasonable information (including references) concerning the character, ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require. If Landlord reasonably requests additional detail, the Transfer Notice will not be deemed to have been received until Landlord receives such additional detail, and Landlord may withhold consent to any Transfer until such information is provided to it.

(e) Landlord’s Options. Within thirty (30) days of Landlord’s receipt of any Transfer Notice, and any additional information requested by Landlord concerning the proposed Transferee’s financial responsibility, Landlord will elect to do one of the following: (i) consent to the proposed Transfer; (ii) refuse such consent, which refusal shall be on reasonable grounds including, without limitation, those set forth in Section 23(f) below; or (iii) if an assignment or a sublease for over 40% of the Premises for substantially the remaining term of the Lease, terminate this Lease as to all, if an assignment, or such portion of the Premises which is proposed to be sublet and recapture all or such portion of the Premises for reletting by Landlord.

(f) Reasonable Disapproval. Landlord and Tenant hereby acknowledge that Landlord’s disapproval of any proposed Transfer pursuant to Section 23(e) above will be deemed reasonable if based upon any reasonable factor, including, without limitation, any or all of the

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following factors: (i) the proposed Transferee is a governmental entity; (ii) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (iii) the use of the Premises by the Transferee (a) is not permitted by the use provisions in Section 7 hereof, or (b) poses a risk of increased liability to Landlord; (iv) the Transferee does not have the financial capability to fulfill the obligations imposed by the Transfer and this Lease, or (v) the Transferee poses a business or other economic risk which Landlord reasonably deems unacceptable.

(g) Additional Conditions. A condition to Landlord’s consent to any Transfer of this Lease will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, and, in the case of an assignment, the delivery to Landlord of an agreement executed by the Transferee in form and substance reasonably satisfactory to Landlord, whereby the Transferee assumes and agrees to be bound by all of the terms and provisions of this Lease and to perform all of the obligations of Tenant hereunder. As a condition for granting its consent to any assignment or sublease, Landlord may require that the assignee or sublessee remit directly to Landlord on a monthly basis, all monies due to Tenant by said assignee or sublessee if Tenant is in monetary default of the Lease. As a condition to Landlord’s consent to any sublease, such sublease must provide that it is subject and subordinate to this Lease and to all mortgages; that Landlord may enforce the provisions of the sublease, including collection of rent; that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may, at its option, either (i) terminate the sublease, or (ii) take over all of the right, title and interest of Tenant, as sublessor, under such sublease, in which case such sublessee will attorn to Landlord, but that nevertheless Landlord will not (A) be liable for any previous act or omission of Tenant under such sublease, (B) be subject to any defense or offset previously accrued in favor of the sublessee against Tenant, or (C) be bound by any previous modification of any sublease made without Landlord’s written consent, or by any previous prepayment by sublessee of more than one month’s rent.

(h) Excess Rent. If Landlord consents to any assignment of this Lease, Tenant agrees to pay to Landlord, as additional rent, all sums and other consideration actually paid to and for the benefit of Tenant by the assignee on account of the assignment, as and when such sums and other consideration are paid by the assignee to or for the benefit of Tenant (or, if Landlord so requires, and without any release of Tenant’s liability for the same, Tenant agrees to instruct the assignee to pay such sums and other consideration directly to Landlord). If for any sublease, Tenant receives rent or other consideration, either initially or over the term of the sublease, in excess of the rent fairly allocable to the portion of the Premises which is subleased based on square footage, Tenant agrees to pay to Landlord as additional rent, fifty percent (50%) of any excess of each such payment of rent or other consideration received by Tenant promptly after its receipt. In calculating excess rent or other consideration which may be payable to Landlord under this paragraph, Tenant will be entitled to deduct commercially reasonable third party brokerage commissions and attorneys’ fees, tenant improvement construction costs and other amounts reasonably and actually expended by Tenant in connection with such assignment or subletting. Upon request, Tenant will provide reasonable evidence of such expenditures to Landlord.

(i) Termination Rights. If Tenant requests Landlord’s consent to any assignment or subletting of all or a portion of the Premises, Landlord will have the right, as provided in Section 23(e) above, to terminate this Lease as to all or such portion of the Premises which is proposed to be sublet or assigned effective as of the date Tenant proposes to sublet or assign all or less than all of the Premises. Landlord’s right to terminate this Lease as to less than all of the Premises proposed to be sublet or assigned will not terminate as to any future additional subletting or assignment as a result of Landlord’s consent to a subletting of less than all of the Premises or Landlord’s failure to exercise its termination right with respect to any subletting or assignment. Landlord will exercise such termination right, if at all, by giving written notice to Tenant within thirty (30) days of receipt by Landlord of the financial responsibility information required by this Section 23. Tenant understands and acknowledges that the option, as provided in this Section 23, to terminate this Lease as to all or such portion of the Premises which is proposed to be sublet or assigned rather than approve the subletting or assignment of all or a portion of the Premises, is a material inducement for Landlord’s agreeing to lease the Premises to Tenant upon the terms and conditions herein set forth. In the event of any such termination with respect to less than all of the Premises, the cost of segregating the recaptured space from the balance of the Premises will be paid by Tenant and Tenant’s future monetary obligations under this Lease will be reduced proportionately on a square footage basis to correspond to the balance of the Premises which Tenant continues to lease.

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(j) No Release. No Transfer will release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee. However, the acceptance of rent by Landlord from any other person will not be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of this Lease or sublettings or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions will not relieve Tenant of liability under this Lease.

(k) Administrative and Attorneys’ Fees. If Tenant effects a Transfer (other than a Permitted Transfer) or requests the consent of Landlord to any Transfer (whether or not such Transfer is consummated), then, upon demand, Tenant agrees to reimburse Landlord an administrative fee of $500.00 plus any reasonable attorneys’ fees incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise). Reimbursement of Landlord’s attorneys’ fees will in no event obligate Landlord to consent to any proposed Transfer.

24. SUBORDINATION. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee or beneficiary with a deed of trust encumbering the Premises, or any lessor of a ground or underlying lease with respect to the Premises, this Lease will be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises; and (ii) the lien of any mortgage or deed of trust which may now exist or hereafter be executed for which the Premises, or Landlord’s interest and estate in any of said items, is specified as security. Notwithstanding the foregoing, Landlord reserves the right to subordinate any such ground leases or underlying leases or any such liens to this Lease. If any such ground lease or underlying lease terminates for any reason or any such mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, at the election of Landlord’s successor in interest, Tenant agrees to attorn to and become the tenant of such successor in which event Tenant’s right to possession of the Premises will not be disturbed as long as Tenant is not in default under this Lease. Tenant hereby waives its rights under any law which gives or purports to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any such foreclosure proceeding or sale. Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form reasonably required by Landlord, any additional documents evidencing the priority or subordination of this Lease and Tenant’s attornment agreement with respect to any such ground lease or underlying leases or the lien of any such mortgage or deed of trust if such subordination agreement includes a non-disturbance provision. If Tenant fails to sign and return any such documents within ten (10) days of receipt, Tenant will be in default hereunder. Without limiting the generality of the foregoing, Tenant agrees to execute and deliver, concurrently with the execution and delivery of this Lease, a subordination, non-disturbance and attornment agreement (“SNDA”) from the current lender holding a lien on the Building as of the date hereof (“Landlord’s Lender”), in the current lender’s standard form, which is attached hereto as Exhibit D.

25. ESTOPPEL CERTIFICATE. Within ten (10) days following any written request which Landlord may make from time to time, Tenant agrees to execute and deliver to Landlord a statement, in a form similar to the form of Exhibit C attached hereto or in such other form as may be required by Landlord’s lender, certifying: (i) the date of commencement of this Lease; (ii) whether this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, and stating the date and nature of such modifications); (iii) the date to which the rent and other sums payable under this Lease have been paid; (iv) whether there are any known current defaults under this Lease by either Landlord or Tenant; and (v) such other matters reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Section 25 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Premises or any interest therein. Tenant’s failure to deliver such statement within such time will be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that not more than one (1) month’s rent has been paid in advance. Without limiting the foregoing, if Tenant fails to deliver any such statement within such ten (10) day period, Landlord may deliver to Tenant an additional request for such statement and Tenant’s failure to deliver such statement to Landlord within five (5) days after delivery of such additional request will

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constitute a default under this Lease. Tenant agrees to indemnify and protect Landlord from and against any and all claims, damages, losses, liabilities and expenses (including attorneys’ fees and costs) attributable to any failure by Tenant to timely deliver any such estoppel certificate to Landlord as required by this Section 25.

26. EASEMENTS. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents upon request of Landlord and failure to do so shall constitute a material breach of this Lease.

27. RULES AND REGULATIONS. Tenant agrees to faithfully observe and comply with the “Rules and Regulations”, a copy of which is attached hereto and incorporated herein by this reference as Exhibit E, and all reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord.

28. MODIFICATION AND CURE RIGHTS OF LANDLORD’S MORTGAGEES AND LESSORS. If, in connection with Landlord’s obtaining or entering into any financing or ground lease affecting the Premises, the lender or ground lessor requests modifications to this Lease, Tenant, within ten (10) days after request therefor, agrees to execute an amendment to this Lease incorporating such modifications, provided such modifications are reasonable and do not increase the obligations of Tenant under this Lease or adversely affect the leasehold estate created by this Lease. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises or ground lessor of Landlord whose address has been furnished to Tenant, and Tenant agrees to offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises, subject to this Lease and Tenant’s rights hereunder, by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure).

29. DEFINITION OF LANDLORD. The term “Landlord”, as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, means and includes only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under any ground lease, if any. In the event of any transfer, assignment or other conveyance or transfers of any such title (other than a transfer for security purposes only), Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) will be automatically relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, so long as the transferee assumes in writing all such covenants and obligations of Landlord arising after the date of such transfer. Landlord and Landlord’s transferees and assignees have the absolute right to transfer all or any portion of their respective title and interest in the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer will not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

30. WAIVER. The waiver by either party of any breach of any term, covenant or condition herein contained will not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor will any custom or practice which may develop between the parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of either party to insist upon performance in strict accordance with said terms. The subsequent acceptance of rent or any other payment hereunder by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of a lesser sum than the basic rent and additional rent or other sum then due will be deemed to be other than on account of the earliest installment of such rent or other amount due, nor will any endorsement or statement on any check or any letter accompanying any check be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or other amount or pursue any other remedy provided in this Lease. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval will not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant.

31. PARKING. So long as this Lease is in effect and provided Tenant is not in default hereunder, and so long as Tenant leases the entire Building, Tenant shall have the right to use all parking areas for the Building. Landlord reserves the right from time to time to modify and/or

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adopt reasonable and non-discriminatory rules and regulations for the parking areas as it deems reasonably necessary for the operation of the parking areas.

32. FORCE MAJEURE. If either Landlord or Tenant is delayed, hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lock-outs, labor troubles, inability to procure standard materials, failure of power, restrictive governmental laws, regulations or orders or governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations which is not the result of the action or inaction of the party claiming such delay), riots, civil unrest or insurrection, war, fire, earthquake, flood or other natural disaster, unusual and unforeseeable delay which results from an interruption of any public utilities (e.g., electricity, gas, water, telephone) or other unusual and unforeseeable delay not within the reasonable control of the party delayed in performing work or doing acts required under the provisions of this Lease, then performance of such act will be excused for the period of the delay and the period for the performance of any such act will be extended for a period equivalent to the period of such delay. The provisions of this Section 32 will not operate to excuse Tenant from prompt payment of rent or any other payments required under the provisions of this Lease.

33. EXTERIOR SIGNAGE. Subject to the approval of all applicable governmental and quasi-governmental entities and applicable covenants, conditions and restrictions, and subject to all Legal Requirements and the terms hereof, Landlord hereby grants Tenant the right to install and maintain one (1) exterior sign on top of the Building bearing Tenant’s name (the “Exterior Signage”). The design, size, specifications, graphics, materials, manner of affixing, exact location, colors and lighting (if applicable) of the Exterior Signage shall be (i) consistent with the quality and appearance of the Building, and (ii) subject to the approval of all applicable governmental authorities, and Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed). Tenant shall install, maintain and repair the Exterior Signage at Tenant’s sole cost and expense. In addition, Tenant shall pay to Landlord, within thirty (30) days after demand, from time to time, all other actual, documented and reasonable costs attributable to the fabrication, installation, insurance, lighting (if applicable), maintenance and repair of the Exterior Signage, to the extent not directly paid by Tenant. The signage rights granted to Tenant under this Section 33 may be exercised by the Original Tenant hereunder and any Permitted Assignee succeeding to the interest of Tenant hereunder pursuant to a Permitted Transfer. Further, Tenant’s signage rights shall be conditioned upon this Lease being in fully force and effect, and Tenant and/or its Permitted Assignees leasing the entire Building pursuant to the terms hereof. Upon the expiration or sooner termination of this Lease, or upon the earlier termination of Tenant’s signage right under this Section 33, Tenant shall, at its sole cost and expense, remove the Exterior Signage from the Building and repair all damage to the Building resulting from such removal and restore the affected area to its original condition existing prior to the installation of such Exterior Signage. If Tenant fails to complete such removal and/or repair any damage caused by the removal of the Exterior Signage, Landlord shall have the right to do so, and Tenant shall reimburse Landlord for the reasonable costs thereof. Subject to the prior written approval of Landlord, which approval will not be unreasonably withheld, and Tenant obtaining any necessary permits or approvals from governmental authorities, Tenant shall also have the right to install other exterior signage, including directional signage.

34. LIMITATION ON LIABILITY. In consideration of the benefits accruing hereunder, Tenant on behalf of itself and all successors and assigns of Tenant covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord: (a) tenant’s recourse against Landlord for monetary damages will be limited to Landlord’s interest in the Premises including, subject to the prior rights of any Mortgagee, Landlord’s interest in the rents of the Premises and any insurance proceeds payable to Landlord; (b) except as may be necessary to secure jurisdiction of Landlord, no member or partner of Landlord shall be sued or named as a party in any suit or action and no service of process shall be made against any member or partner of Landlord; (c) no member or partner of Landlord shall be required to answer or otherwise plead to any service of process; (d) no judgment will be taken against any member or partner of Landlord and any judgment taken against any member or partner of Landlord may be vacated and set aside at any time after the fact; (e) no writ of execution will be levied against the assets of any member or partner of Landlord; (f) the obligations under this Lease do not constitute personal obligations of the individual members, partners, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual members, partners, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease; and (g) these covenants and agreements are enforceable both by Landlord and also by any member or partner of Landlord.

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35. FINANCIAL STATEMENTS. Subject to the terms of this Section 35 below if Tenant is a publicly traded company, prior to the execution of this Lease by Landlord and at any time during the Term of this Lease, upon ten (10) business days prior written notice from Landlord, Tenant agrees to provide Landlord with the most current audited financial statement legally available for Tenant and audited financial statements for the two (2) years prior to the current financial statement year for Tenant. Tenant shall not be obligated to provide financials more than once per year, provided that in the event of a proposed sale or financing of the Building, in the event of a breach or default by Tenant under the Lease, Tenant shall provide financials upon request (and the once per year limit shall not be applicable). Such statements are to be prepared in accordance with generally accepted accounting principles and audited by an independent certified public accountant. Such financial statements may reflect the financial condition of Tenant and its affiliated entities on a consolidated basis if separate financials do not exist. Notwithstanding the foregoing, Tenant shall not be obligated to deliver to Landlord financial statements for Tenant so long as (i) the stock of Tenant is publicly traded on a recognized public stock exchange; and (ii) current consolidated financial statements for Tenant are publicly accessible and available on a public website audited and otherwise in compliance with the requirements of the Securities and Exchange Commission.

36. QUIET ENJOYMENT. Landlord covenants and agrees with Tenant that upon Tenant paying the rent required under this Lease and paying all other charges and performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease, Tenant may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease without hindrance or molestation by Landlord or its agents.

37. AUCTIONS. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any public auction upon the Premises without first having obtained Landlord’s prior written consent.

38. MISCELLANEOUS.

(a) Access. Subject to Legal Requirements and Section 32 hereof, Tenant and its employees shall have access to the Premises seven (7) days per week, twenty-four (24) hours a day, three hundred sixty five (365) days a year.

(b) Conflict of Laws. This Lease shall be governed by and construed solely pursuant to the laws of the State of California, without giving effect to choice of law principles thereunder.

(c) Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(d) Professional Fees and Costs. If either Landlord or Tenant should bring suit against the other with respect to this Lease, then all costs and expenses, including without limitation, actual professional fees and costs such as appraisers’, accountants’ and attorneys’ fees and costs, incurred by the party which prevails in such action, whether by final judgment or out of court settlement, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment. As used herein, attorneys’ fees and costs shall include, without limitation, attorneys’ fees, costs and expenses incurred in connection with any (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation.

(e) Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(f) Time. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

(g) Prior Agreement; Amendments. This Lease with its incorporated Exhibits, Addenda and attachments constitutes and is intended by the parties to be a final, complete and exclusive statement of their entire agreement with respect to the subject matter of this Lease. This Lease supersedes any and all prior and contemporaneous agreements and understandings of any kind relating to the subject matter of this Lease. There are no other agreements, understandings, representations, warranties, or statements, either oral or in written form, concerning the subject

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matter of this Lease. No alteration, modification, amendment or interpretation of this Lease shall be binding on the parties unless contained in a writing which is signed by both parties.

(h) Separability. The provisions of this Lease shall be considered separable such that if any provision or part of this Lease is ever held to be invalid, void or illegal under any law or ruling, all remaining provisions of this Lease shall remain in full force and effect to the maximum extent permitted by law.

(i) Recording. Neither Landlord nor Tenant shall record this Lease nor a short form memorandum thereof without the consent of the other.

(j) Counterparts; Electronic Delivery. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The parties may exchange counterpart signatures by facsimile or electronic transmission and the same shall constitute delivery of this Lease with respect to the delivering party. If a variation or discrepancy among counterparts occurs, the copy of this Lease in Landlord’s possession shall control.

(k) Nondisclosure of Lease Terms. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Premises, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

39. EXECUTION OF LEASE.

(a) Joint and Several Obligations. If more than one (1) person executes this Lease as Tenant, their execution of this Lease will constitute their covenant and agreement that (i) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and (ii) the term “Tenant” as used in this Lease means and includes each of them jointly and severally. The act of or notice from, or notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, will be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

(b) Tenant as Corporation or Partnership. If Tenant executes this Lease as a corporation or partnership, then Tenant and the persons executing this Lease on behalf of Tenant represent and warrant that such entity is duly qualified and in good standing to do business in the State in which the Premises is located, and that the individuals executing this Lease on Tenant’s behalf are duly authorized to execute and deliver this Lease on its behalf, and in the case of a corporation, in accordance with a duly adopted resolution of the board of directors of Tenant, a copy of which is to be delivered to Landlord on execution hereof, if requested by Landlord, and in accordance with the by-laws of Tenant, and, in the case of a partnership, in accordance with the partnership agreement and the most current amendments thereto, if any, copies of which are to be delivered to Landlord on execution hereof, if requested by Landlord, and that this Lease is binding upon Tenant in accordance with its terms.

(c) Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant, and Landlord’s lender holding a lien with respect to the Building has approved this Lease and the terms and conditions hereof.

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IN WITNESS WHEREOF, the parties have caused this Lease to be duly executed by their duly authorized representatives as of the date first above written.

LANDLORD:

3111-3141 CORONADO DRIVE ASSOCIATES, LLC, a Delaware limited liability company

By:	BLC CORONADO DRIVE, LLC, a California limited liability company its Managing Member

	By:	BIXBY LAND COMPANY, a California corporation its Manager

		By:	/s/ Aaron D. Hill

			Print Name:	Aaron D. Hill

			Title:	Vice President

		By:	/s/ Martin T. O’Hea

			Print Name:	Martin T. O’Hea

			Title:	Chief Financial Officer

TENANT:

INFOBLOX INC., a Delaware corporation

By:	/s/ Robert Thomas

	Print Name:	Robert Thomas

	Title:	CEO

By:	/s/ Remo Canessa

	Print Name:	Remo Canessa

	Title:	CFO

20-0062867
Tenant’s Tax ID Number (SSN or FEIN)

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EXHIBIT A

SITE PLAN SHOWING PREMISES

[GRAPHICAL DEPICTION OF FLOOR PLAN]

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EXHIBIT B

WORK LETTER

This Work Letter (“Work Letter”) shall set forth the terms and conditions relating to the construction of the Premises. All references in this Work Letter to the “Lease” shall mean the relevant portions of the Lease to which this Work Letter is attached as Exhibit B.

SECTION 1

AS-IS CONDITION

Tenant hereby accepts the base, shell and core of the Premises (the “Base, Shell and Core”), in its current “AS-IS” condition existing as of the date of the Lease and the Commencement Date, subject to Section 3(b) of the Lease. Except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises or the Building.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding $47.50 per rentable square foot of the Premises (i.e., up to $6,013,215.00 based on 126,594 rentable square feet of the Premises), for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”); provided, however, that Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to that date which is two hundred seventy (270) days after the Commencement Date. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against rent or otherwise for any unused portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below).

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1.1 payment of the fees of the “Architect” and the “Engineers”, as those terms are defined in Section 3.1 of this Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings”, as that term is defined in Section 3.1 of this Work Letter;

2.2.1.2 the payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 the cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage.

2.2.1.4 the cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 the cost of any changes to the Construction Drawings or Tenant Improvements required by applicable laws;

2.2.1.6 sales and use taxes and Title 24 fees;

2.2.1.7 the “Coordination Fee”, as that term is defined in Section 4.2.2.2 of this Work Letter; and

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2.2.2 Disbursement of Tenant Improvement Allowance. Subject to Section 2.1 above, during the construction of the Tenant Improvements, Landlord or Landlord’s Lender shall make disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1 Disbursements. From time to time during the construction of the Tenant Improvements (but no more frequently than monthly), Tenant shall deliver to Landlord and, if requested, to Landlord’s Lender: (i) a request for payment of the “Contractor”, as that term is defined in Section 4.1 below, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Construction Budget”, as that term is defined in Section 4.2.1 below; (ii) invoices from all of “Tenant’s Agents”, as that term is defined in Section 4.1.2 below, for labor rendered and materials delivered to the Premises; (iii) certification and proof of payment by Tenant that all sums then due and owing with respect to the Tenant Improvements have been paid in full or will be paid upon the disbursement that is the subject of the current disbursement request (including all amounts to be paid directly by Tenant); (iv) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); (v) a certification by Tenant’s Architect and Contractor confirming that all Tenant Improvements completed to date have been completed in compliance with all applicable laws, rules, regulations and in accordance with the Approved Working Drawings, including any applicable approved change orders; and (vi) each of the general disbursement items referenced in Section 2.2.2.3 below, and all other information and submissions reasonably requested or required by Landlord or Landlord’s Lender. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Following Tenant’s delivery of a completed disbursement request submission as required hereunder, Landlord or Landlord’s Lender shall disburse the portion of the Tenant Improvement Allowance to which Tenant is entitled hereunder, in accordance with the requirements and policies of Landlord’s Lender, less a retention as required under the terms of the Contract (or, if applicable, as required by Landlord’s Lender) in the amount of ten percent (10%) of the amounts payable under the Contract (the aggregate amount of such retentions to be known as the “Final Retention”). In no event shall Tenant be entitled to any amounts in excess of the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention). Disbursement of the Tenant Improvement Allowance shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, (iii) Tenant has delivered to Landlord a certificate of occupancy or permit cards signed off by the City with respect to the Premises; (iv) Tenant has delivered to the Office of the Building as-built plans and City-permitted plans for the Tenant Improvements; (v) Tenant has delivered to the Office of the Building operation manuals and warranties for equipment included within the Tenant Improvements, if applicable, and (vi) Tenant has delivered to Landlord each of the general disbursement items referenced in Section 2.2.2.3 below.

2.2.2.3 General Disbursement Requirements. In addition to the disbursement requirements referenced above, Tenant acknowledges and agrees that the following items are required as a condition to any disbursement of the Tenant Improvement Allowance:

•	Copy of the Contract (as defined below) with the Contractor.

•	Copy of the Contractor’s certificate of insurance, including Additional Insured endorsement naming Landlord as an additional insured.

•	Contractor’s Schedule of Values, showing total contract value.

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•	Such other items as may be reasonably required by Landlord’s Lender as a condition to disbursement of the Tenant Improvement Allowance.

2.2.2.4 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner (the “Architect”) approved by Landlord, which approval shall not be unreasonably withheld, to prepare the Construction Drawings. Tenant shall retain the engineering consultants approved by Landlord, which approval shall not be unreasonably withheld (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings”. All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.

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No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld (provided that revisions to purely cosmetic finish items shall not require Landlord’s consent).

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractor and Tenant’s Agents.

4.1.1 The Contractor. Tenant shall select and retain a general contractor to construct the Tenant Improvements through a competitive bidding process which shall include contractors reasonably approved by Landlord (and at least one of which may be designated by Landlord). The list of architects and contractors on Exhibit B-1 attached hereto are deemed approved by Landlord, and any other architects or contractors presented for approval shall not be unreasonably withheld. The contractor chosen by Tenant from the approved list of bidders shall be the contractor submitting the bid acceptable to Tenant. Following such bidding process and Tenant’s selection of a general contractor in accordance with the terms hereof, Tenant shall deliver to Landlord notice of its selection of the contractor upon such selection, which contractor shall thereafter be the “Contractor” hereunder.

4.1.2 Tenant’s Agents. Tenant may develop its construction contracts as design/build contracts. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) may likewise all be under design/build contracts, provided, however, any of Tenant’s Agents working on essential building systems or any portions of the Building which are covered by a warranty shall be subject to Landlord’s prior reasonable approval.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.8 above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract, if any (the “Final Costs”). It is expressly understood and agreed that Tenant shall be solely responsible for and shall pay directly when due all Final Costs, subject to disbursement and application of the Tenant Improvement Allowance as referenced herein.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agents’ construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any way, interfere with, obstruct, or delay, the work of Landlord’s base building contractor and subcontractors with respect to the Base, Shell and Core or any other work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant and its contractors shall abide by any reasonable and customary construction rules, regulations and practices standard in the industry, taking into account Tenant’s status as the sole tenant and occupant of the Building, as applicable.

4.2.2.2 Coordination Fee. Tenant shall pay to Landlord the sum of $75,000.00 as a logistical coordination fee (the “Coordination Fee”) relating to the review and completion of the Tenant Improvements.

4.2.2.3 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities

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related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees in at least the statutory minimum amount, and shall also carry public liability insurance, including property damage, with policy limits, in a form and with companies reasonably satisfactory with Tenant and Landlord and which policies have Landlord and Tenant as additional insureds, consistent with the following coverage limits: General Contractors shall maintain policy limits of no less than $5,000,000 per occurrence; contractors performing major trades shall maintain policy limits of no less than $3,000,000 per occurrence; and contractors (other than major trades) shall maintain policy limits of no less than $1,000,000 per occurrence.

4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount equal to the full replacement cost of the improvements being constructed by Tenant and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Work Letter.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements that is not in conformance with the Construction Documents, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense

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and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5 Meetings. Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of “As Built” Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4 Coordination by Tenant’s Agents with Landlord. Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Shawna Belardi as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

5.2 Landlord’s Representative. Landlord has designated Mike Hodges as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Work Letter (which, for purposes hereof, shall include, without limitation, the delivery by Tenant to Landlord of any oral or written notice that Tenant does not intend to occupy the Premises, and/or any other anticipatory breach of the Lease) or the Lease has occurred at any time on or before the substantial completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as

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such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Commencement Date, for any reason due to a default by Tenant as described in Section 21 of the Lease or under this Work Letter (including, without limitation, any anticipatory breach described above in this Section 5.4), Tenant shall be liable to Landlord for all damages available to Landlord pursuant to the Lease and otherwise available to Landlord at law and/or in equity by reason of a default by Tenant under the Lease or this Work Letter (including, without limitation, the remedies available to Landlord pursuant to California Civil Code Section 1951.2) and unless and to the extent Tenant shall have agreed to pay the full amount of leasehold damages available to Landlord under the terms of California Civil Code Section 1951.2, Tenant shall also pay to Landlord, as additional rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs (if any) incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto. For purposes of calculating the damages available to Landlord under California Civil Code 1951.2, the Commencement Date shall be deemed to be the date which the Commencement Date would have otherwise occurred but for such default by Tenant.

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EXHIBIT B-1

ARCHITECTS AND CONTRACTORS

ARCHITECTS	CONTRACTORS

Reel Grobman 95 N. Second Street San Jose, CA 95113 (408) 288-7833 Tel (408) 286-0851 Fax	South Bay Construction, Inc. 1711 Dell Avenue Campbell, CA 95008 (408) 379-5500 Tel (408) 379-3256 Fax

RMW 40 South Market Street, 4th Floor San Jose, CA 95113 (408) 294-8000 Tel (408) 294-1747 Fax	BCCI Builders 2445 Faber Place, Suite 200 Palo Alto, CA 94303 (650) 543- 8900 Tel (650) 543-8939 Fax

IA Interior Architects 559 Clyde Avenue, Suite 200 Mountain View, CA 94043 (650) 625-4180 Tel (650) 625-4181 Fax	Dome Construction Corporation 560 S. Winchester Blvd., 500 San Jose, CA 95128 (408) 938-5770 Tel (408) 398-5734 Fax

Studio G Architects 1427Cherry Valley Drive San Jose, CA 95125-4428 (408) 283-0100 Tel	XL Construction 851 Buckeye Court Milpitas, CA 95035 (408) 240-6000 Tel (408) 240-6001 Fax

Devcon Construction 690 Gibralter Drive Milpitas, CA 95035 (408) 942-8200 Tel (408) 262-2342 Fax

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EXHIBIT C

ESTOPPEL CERTIFICATE

Wells Fargo Bank, National Association (“Lender”) {OFFICE STREET ADDRESS} {CITY, STATE ZIP}	Date: {DATE OF DOCUMENTS}

Attn:	{LOAN ADMINISTRATOR}

RE:	Lease dated {DATE OF LEASE}, and amended on {LEASE AMENDMENT DATES}, (“Lease”) by and between {BORROWER NAME, a general partnership}, as lessor (“Lessor”) and {LESSEE’S NAME}, as lessee (“Lessee”) with respect to certain premises (“Leased Premises”) located at {LEASED PREMISES LOCATION} (“Property”). The Leased Premises are comprised of {SQUARE FOOTAGE LEASED} square feet.

Gentlemen:

The undersigned hereby acknowledges that Lessor may encumber the Property with a deed of trust in favor of Lender. The undersigned further acknowledges the right of Lessor, Lender and any and all of Lessor’s present and future lenders to rely upon the statements and representations of the undersigned contained in this Certificate and further acknowledges that any loan secured by any such deed of trust or further deeds of trust will be made and entered into in material reliance on this Certificate.

Given the foregoing, the undersigned Lessee hereby certifies and represents unto Lender, its successors and assigns, with respect to the above described Lease as follows:

1.	LEASE EFFECTIVE. The Lease has been duly executed and delivered by Lessee and, subject to the terms and conditions thereof, the Lease is in full force and effect, the obligations of Lessee thereunder are valid and binding and there have been no further amendments, modifications or additions to the Lease, written or oral;

2.	NO DEFAULT. To the best of Lessee’s knowledge, as of the date hereof: (i) there exists no breach, default, or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Lease; and (ii) there are no existing claims, defenses or offsets against rental due or to become due under the Lease;

3.	ENTIRE AGREEMENT. The Lease constitutes the entire agreement between Lessor and Lessee with respect to the Property and Lessee claims no rights with respect to the Property other than as set forth in the Lease; and

4.	NO PREPAID RENT. No deposits or prepayments of rent have been made in connection with the Lease, except as follows: (if none, state “None”) .

5.	No Broker Liens. Neither Lessee nor Lessor has incurred any fee or commission with any real estate broker which would give rise to any lien right under state or local law, except as follows (if none, state “None”): LIST OF EXISTING CLAIMS HERE

Dated: {DATE OF DOCUMENTS}	“LESSEE”

{LESSEE SIGNATURE BLOCK HERE}

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EXHIBIT D

FORM OF SNDA

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

WELLS FARGO BANK, NATIONAL

ASSOCIATION

GROUP NAME (AU #AU NO.)

OFFICE ADDRESS

Attn: LOAN ADMINISTRATOR’S NAME HERE

Loan No. LOAN NO.

SUBORDINATION AGREEMENT; ACKNOWLEDGMENT OF LEASE ASSIGNMENT,

ESTOPPEL,

ATTORNMENT AND NON-DISTURBANCE AGREEMENT

(Lease To Deed of Trust)

NOTICE:	THIS SUBORDINATION AGREEMENT RESULTS IN YOUR SECURITY INTEREST IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

THIS SUBORDINATION AGREEMENT; ACKNOWLEDGMENT OF LEASE ASSIGNMENT, ESTOPPEL, ATTORNMENT AND NON-DISTURBANCE AGREEMENT (“Agreement”) is made DATE OF DOCUMENTS by and between BORROWER NAME, a general partnership (“Owner”), NAME OF LESSEE HERE (“Lessee”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S

A.	Pursuant to the terms and provisions of a lease dated DATE OF LEASE HERE (“Lease”), Owner, as “Lessor”, granted to Lessee a leasehold estate in and to a portion of the property described on Exhibit A attached hereto and incorporated herein by this reference (which property, together with all improvements now or hereafter located on the property, is defined as the “Property”).

B.	Said Lease contains provisions and terms granting Lessee an option to purchase the Property (the “Option To Purchase”).

C.	Owner has executed, or proposes to execute, a deed of trust with absolute assignment of leases and rents, security agreement and fixture filing (“Deed of Trust”) securing, among other things, a promissory note (“Note”) in the principal sum of LOAN AMOUNT AND NO/100THS DOLLARS ($LOAN AMOUNT NOS.), dated DATE OF DOCUMENTS, in favor of Lender, which Note is payable with interest and upon the terms and conditions described therein (“Loan”). The Deed of Trust is to be recorded concurrently herewith.

D.	As a condition to making the Loan secured by the Deed of Trust, Lender requires that the Deed of Trust be unconditionally and at all times remain a lien on the Property, prior and superior to all the rights of Lessee under the Lease and the Option To Purchase and that the Lessee specifically and unconditionally subordinate the Lease and the Option To Purchase to the lien of the Deed of Trust.

E.	Owner and Lessee have agreed to the subordination, attornment and other agreements herein in favor of Lender.

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NOW THEREFORE, for valuable consideration and to induce Lender to make the Loan, Owner and Lessee hereby agree for the benefit of Lender as follows:

1.	SUBORDINATION. Owner and Lessee hereby agree that:

(a)	Prior Lien. The Deed of Trust securing the Note in favor of Lender, and any modifications, renewals or extensions thereof (including, without limitation, any modifications, renewals or extensions with respect to any additional advances made subject to the Deed of Trust), shall unconditionally be and at all times remain a lien on the Property prior and superior to the Lease and the Option To Purchase;

(b)	Subordination. Lender would not make the Loan without this agreement to subordinate; and

(c)	Whole Agreement. This Agreement shall be the whole agreement and only agreement with regard to the subordination of the Lease and the Option To Purchase to the lien of the Deed of Trust and shall supersede and cancel, but only insofar as would affect the priority between the Deed of Trust and the Lease and the Option To Purchase, any prior agreements as to such subordination, including, without limitation, those provisions, if any, contained in the Lease which provide for the subordination of the Lease and the Option To Purchase to a deed or deeds of trust or to a mortgage or mortgages.

AND FURTHER, Lessee individually declares, agrees and acknowledges for the benefit of Lender, that:

(d)	Use of Proceeds. Lender, in making disbursements pursuant to the Note, the Deed of Trust or any loan agreements with respect to the Property, is under no obligation or duty to, nor has Lender represented that it will, see to the application of such proceeds by the person or persons to whom Lender disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement or agreements shall not defeat this agreement to subordinate in whole or in part;

(e)	Waiver, Relinquishment and Subordination. Lessee intentionally and unconditionally waives, relinquishes and subordinates all of Lessee’s right, title and interest in and to the Property to the lien of the Deed of Trust and understands that in reliance upon, and in consideration of, this waiver, relinquishment and subordination, specific loans and advances are being and will be made by Lender and, as part and parcel thereof, specific monetary and other obligations are being and will be entered into which would not be made or entered into but for said reliance upon this waiver, relinquishment and subordination.

2.	ASSIGNMENT. Lessee acknowledges and consents to the assignment of the Lease by Lessor in favor of Lender.

3.	ESTOPPEL. Lessee acknowledges and represents that:

(a)	Lease Effective. The Lease has been duly executed and delivered by Lessee and, subject to the terms and conditions thereof, the Lease is in full force and effect, the obligations of Lessee thereunder are valid and binding and there have been no modifications or additions to the Lease, written or oral;

(b)	No Default. To the best of Lessee’s knowledge, as of the date hereof: (i) there exists no breach, default, or event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default under the Lease; and (ii) there are no existing claims, defenses or offsets against rental due or to become due under the Lease;

(c)	Entire Agreement. The Lease constitutes the entire agreement between Lessor and Lessee with respect to the Property and Lessee claims no rights with respect to the Property other than as set forth in the Lease; and

(d)	No Prepaid Rent. No deposits or prepayments of rent have been made in connection with the Lease, except as follows: (if none, state “None”)

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(e)	No Broker Liens. Neither Lessee nor Owner has incurred any fee or commission with any real estate broker which would give rise to any lien right under state or local law, except as follows (if none, state “None”): LIST OF EXISTING CLAIMS HERE

4.	ADDITIONAL AGREEMENTS. Lessee covenants and agrees that, during all such times as Lender is the Beneficiary under the Deed of Trust:

(a)	Modification, Termination and Cancellation. Lessee will not consent to any modification, amendment, termination or cancellation of the Lease (in whole or in part) without Lender’s prior written consent and will not make any payment to Lessor in consideration of any modification, termination or cancellation of the Lease (in whole or in part) without Lender’s prior written consent;

(b)	Notice of Default. Lessee will notify Lender in writing concurrently with any notice given to Lessor of any default by Lessor under the Lease, and Lessee agrees that Lender has the right (but not the obligation) to cure any breach or default specified in such notice within the time periods set forth below and Lessee will not declare a default of the Lease, as to Lender, if Lender cures such default within fifteen (15) days from and after the expiration of the time period provided in the Lease for the cure thereof by Lessor; provided, however, that if such default cannot with diligence be cured by Lender within such fifteen (15) day period, the commencement of action by Lender within such fifteen (15) day period to remedy the same shall be deemed sufficient so long as Lender pursues such cure with diligence;

(c)	No Advance Rents. Lessee will make no payments or prepayments of rent more than one (1) month in advance of the time when the same become due under the Lease; and

(d)	Assignment of Rents. Upon receipt by Lessee of written notice from Lender that Lender has elected to terminate the license granted to Lessor to collect rents, as provided in the Deed of Trust, and directing the payment of rents by Lessee to Lender, Lessee shall comply with such direction to pay and shall not be required to determine whether Lessor is in default under the Loan and/or the Deed of Trust.

5.	ATTORNMENT. In the event of a foreclosure under the Deed of Trust, Lessee agrees for the benefit of Lender (including for this purpose any transferee of Lender or any transferee of Lessor’s title in and to the Property by Lender’s exercise of the remedy of sale by foreclosure under the Deed of Trust) as follows:

(a)	Payment of Rent. Lessee shall pay to Lender all rental payments required to be made by Lessee pursuant to the terms of the Lease for the duration of the term of the Lease;

(b)	Continuation of Performance. Lessee shall be bound to Lender in accordance with all of the provisions of the Lease for the balance of the term thereof, and Lessee hereby attorns to Lender as its landlord, such attornment to be effective and self-operative without the execution of any further instrument immediately upon Lender succeeding to Lessor’s interest in the Lease and giving written notice thereof to Lessee;

(c)	No Offset. Lender shall not be liable for, nor subject to, any offsets or defenses which Lessee may have by reason of any act or omission of Lessor under the Lease, nor for the return of any sums which Lessee may have paid to Lessor under the Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Lessor to Lender; and

(d)	Subsequent Transfer. If Lender, by succeeding to the interest of Lessor under the Lease, should become obligated to perform the covenants of Lessor thereunder, then, upon any further transfer of Lessor’s interest by Lender, all of such obligations shall terminate as to Lender.

6.

NON-DISTURBANCE. In the event of a foreclosure under the Deed of Trust, so long as there shall then exist no breach, default, or event of default on the part of Lessee under the Lease, Lender agrees for itself and its successors and assigns that the leasehold interest of Lessee under the Lease shall not be extinguished or terminated by reason of such foreclosure, but rather the Lease shall continue in full force and effect and Lender shall recognize and accept Lessee as tenant under the Lease subject to the terms and provisions of the Lease except as modified by this Agreement; provided, however, that

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Lessee and Lender agree that the following provisions of the Lease (if any) shall not be binding on Lender: any option to purchase with respect to the Property; any right of first refusal with respect to the Property.

7.	MISCELLANEOUS.

(a)	Heirs, Successors, Assigns and Transferees. The covenants herein shall be binding upon, and inure to the benefit of, the heirs, successors and assigns of the parties hereto; and

(b)	Notices. All notices or other communications required or permitted to be given pursuant to the provisions hereof shall be deemed served upon delivery or, if mailed, upon the first to occur of receipt or the expiration of three (3) days after deposit in United States Postal Service, certified mail, postage prepaid and addressed to the address of Lessee or Lender appearing below:

“OWNER”

BORROWER NAME

STREET ADDRESS

CITY, STATE ZIP

“LENDER”

WELLS FARGO BANK, NATIONAL ASSOCIATION

GROUP NAME (AU #AU NO.)

OFFICE ADDRESS

Attn: LOAN ADMINISTRATOR’S NAME HERE

Loan No. LOAN NO

“LESSEE”

NAME OF LESSEE HERE

LESSEE’S ADDRESS (STACKED) HERE

provided, however, any party shall have the right to change its address for notice hereunder by the giving of written notice thereof to the other party in the manner set forth in this Agreement; and

(c)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute and be construed as one and the same instrument; and

(d)	Remedies Cumulative. All rights of Lender herein to collect rents on behalf of Lessor under the Lease are cumulative and shall be in addition to any and all other rights and remedies provided by law and by other agreements between Lender and Lessor or others; and

(e)	Paragraph Headings. Paragraph headings in this Agreement are for convenience only and are not to be construed as part of this Agreement or in any way limiting or applying the provisions hereof.

8.	INCORPORATION. Exhibit A is attached hereto and incorporated herein by this reference.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NOTICE:	THIS SUBORDINATION AGREEMENT CONTAINS A PROVISION WHICH ALLOWS THE PERSON OBLIGATED ON YOUR REAL PROPERTY SECURITY TO OBTAIN A LOAN A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENT OF THE LAND.

IT IS RECOMMENDED THAT, PRIOR TO THE EXECUTION OF THIS AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT HERETO.

“OWNER”

BORROWING ENTITY

By:
Its:

“LENDER”

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Signee’s Name
Its:	Signee’s Title

“LESSEE”

NAME OF LESSEE HERE

LESSEE SIGNATURE BLOCK HERE

(ALL SIGNATURES MUST BE ACKNOWLEDGED)

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EXHIBIT A

DESCRIPTION OF PROPERTY

EXHIBIT A to Subordination Agreement; Acknowledgment of Lease Assignment, Estoppel, Attornment and Non-Disturbance Agreement dated as of DATE OF DOCUMENTS, executed by BORROWER NAME, a general partnership as “Owner”, NAME OF LESSEE HERE, as “Lessee”, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Lender”.

All that certain real property located in the County of Santa Clara, State of California, described as follows:

APN#216-29-116

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STATE OF CALIFORNIA

COUNTY OF                     SS.

On                     before me, (insert name and title of the officer), personally appeared             , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal

Signature

My commission expires ..

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EXHIBIT E

RULES AND REGULATIONS

The following rules and regulations govern the use of the Premises. Tenant will be bound by such rules and regulations and agrees to cause Tenant’s authorized users, its employees, subtenants, assignees, contractors, suppliers, customers and invitees to observe the same.

1. Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice may be installed or displayed on any part of the outside of the Building without the prior written consent of Landlord. Landlord will have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls are to be printed, painted, affixed or inscribed at the expense of Tenant.

2. If Landlord reasonably objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, or placed on any windowsill, which is visible from the exterior of the Building, Tenant will immediately discontinue such use. Tenant agrees not to place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Building.

3. Tenant will not obstruct any sidewalks, passages, exits or entrances of the Premises. The sidewalks, passages, exits and entrances are not open to the general public, but are open, subject to reasonable regulations, to Tenant’s business invitees. Landlord will in all cases retain the right to control and prevent access thereto of all persons whose presence in the reasonable judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Premises, provided that nothing herein contained will be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal or unlawful activities.

4. Landlord expressly reserves the right to absolutely prohibit solicitation, canvassing, sales and displays of products, goods and wares in all portions of the Premises except for such activities as may be expressly requested by a tenant and conducted solely within such requesting tenant’s premises.

5. Landlord reserves the right to prevent access to the Premises in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

6. Tenant, upon the termination of its tenancy, will deliver to Landlord the keys or keycards to all doors and at or prior to the Commencement Date provide a copy of keys or keycards needed to access the Premises.

7. If Tenant requires telegraphic, telephonic, burglar alarm, satellite dishes, antennae or similar services, it will advise Landlord.

8. No deliveries will be made which impede or interfere with the operation of the Premises.

9. Tenant will not permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord by reason of noise, odors or vibrations, nor will Tenant bring into or keep in or about the Premises any birds or animals.

10. The toilet rooms, toilets, urinals, wash bowls and other apparatus will not be used for any purpose other than that for which they were constructed and no foreign substance of any kind for which such items are not designed shall be thrown therein. The expense of any breakage, stoppage or damage resulting from any violation of this rule will be borne by the tenant who, or whose employees or invitees, break this rule.

11. Tenant will not sell, or permit the sale at retail of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant will not make any building-to-building solicitation of business from other tenants in the Premises. Tenant will not use the Premises for any business or activity other than that specifically provided for in this Lease. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Premises are prohibited, and Tenant will cooperate with Landlord to prevent such activities.

12. Tenant will not install any radio or television antenna, loudspeaker, satellite dishes or other devices on the roof(s) or exterior walls of the Building or the Premises without first

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obtaining Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed so long as the equipment Tenant seeks to install will be used in connection with Tenant’s business operations at the Premises.

13. Tenant will not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

14. Landlord reserves the right to exclude or expel from the Premises any person who, in Landlord’s judgment, is in violation of any of the Rules and Regulations.

15. Tenant will store all its trash and garbage within the Building or in other facilities provided therefor. Tenant will not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal is to be made in accordance with directions issued from time to time by Landlord.

16. The Premises will not be used for lodging nor shall the Premises be used for any improper, immoral or objectionable purpose.

17. Tenant agrees to comply with all reasonable safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

18. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Building closed.

19. Tenant shall use at Tenant’s cost reasonably necessary pest extermination and control contractor(s) at such intervals as Landlord may reasonably require.

20. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises beyond that provided by the base building systems, without first obtaining Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed so long as the system or equipment proposed will not affect the proper functioning of building systems, result in a violation of applicable laws, rules or regulations, or result in a breach of any warranty issued with respect to the Building.

21. Tenant’s requirements will be attended to only upon appropriate application to Landlord’s property management office for the Premises by an authorized individual of Tenant. Employees of Landlord will not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

22. These Rules and Regulations are in addition to, and will not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant, but no such waiver by Landlord will be construed as a waiver of such Rules and Regulations in favor of Tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against Tenant.

23. So long as the same do not materially interfere with the rights and benefits afforded to Tenant under the Lease, Landlord reserves the right to make such other and reasonable and non-discriminatory Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Premises and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations herein above stated and any additional reasonable and non-discriminatory rules and regulations which are adopted. Tenant is responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

PARKING RULES AND REGULATIONS

(i)	Tenant shall not store or permit its employees to store any automobiles in the parking areas without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking areas, or on the Land.

(ii)	Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

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(iii)	All directional signs and arrows must be observed.

(iv)	The speed limit shall be 5 miles per hour.

(v)	Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

(vi)	Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)	areas not striped for parking

(b)	aisles

(c)	where “no parking” signs are posted

(d)	ramps

(e)	loading zones

(vii)	Not applicable.

(viii)	Not applicable.

(ix)	Every parker is required to park and lock his/her own car.

(x)	Not applicable.

(xi)	Parking spaces may be used only for parking automobiles.

(xii)	Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Rules.

A.	TENANT ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE TO TENANT OR TENANT’S PROPERTY (INCLUDING, WITHOUT LIMITATIONS, ANY LOSS OR DAMAGE TO TENANT’S AUTOMOBILE OR THE CONTENTS THEREOF DUE TO THEFT, VANDALISM OR ACCIDENT) ARISING FROM OR RELATED TO TENANT’S USE OF THE PARKING AREAS OR EXERCISE OF ANY RIGHTS UNDER THIS PARKING AGREEMENT.

B.	Without limiting the provisions of Paragraph A above, Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant arising as a result of parking in the parking areas or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant by this instrument, to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence. If Tenant fails to comply with the parking rules and regulations set forth herein, Landlord shall have the right to take such action as may be necessary to enforcement thereof, which may include the towing of vehicles, attachment of wheel immobilizer units (boots) and the like.

C.	The provisions of Section 31 of the Lease are hereby incorporated by reference as if fully recited.

By executing the Lease to which this Exhibit E is attached, Tenant acknowledges that it has read and agreed to be bound by the forgoing Building Rules and Regulations. Tenant further confirms that it has been fully and completely advised of the potential dangers incidental to parking in the parking areas and the terms and conditions set forth above.

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EXHIBIT F

RECORDED RESTRICTIONS

Declaration of Covenants, Conditions and Restrictions recorded March 3, 1971, Instrument No. 3968753, Book 9242, Page 460, of Official Records of Santa Clara County, as modified by the Declaration of Covenants, Conditions and Restrictions recorded March 11, 1974, Instrument No. 4718871, Book 0796, Page 580, of Official Records of Santa Clara County.

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RIDER NO. 1

EXTENSION OPTION RIDER

This Rider No. 1 is made and entered into by and between 3111-3141 CORONADO DRIVE ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and INFOBLOX INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. Landlord hereby grants to Tenant (1) option (the “Extension Option”) to extend the Term of the Lease for an additional period of sixty (60) months (the “Option Term”), on the same terms, covenants and conditions as provided for in the Lease during the initial Term, except for the Monthly Base Rent, which shall equal the greater of (a) the Monthly Base Rent payable by Tenant during the last month of the then current Term immediately preceding the Option Term, or (b) the “fair market rental rate” for the Premises for the Option Term as defined and determined in accordance with the provisions of Section 3 below.

2. The Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the expiration of the then current Term of the Lease. The Extension Option shall, at Landlord’s sole option, not be deemed to be properly exercised if, at the time the Extension Option is exercised or on the scheduled commencement date for the Option Term, Tenant has (a) committed an uncured event of default whose cure period has expired pursuant to Section 21 of the Lease, (b) except as per Section 23(c), assigned all or any portion of the Lease or its interest therein, or (c) except as per Section 23(c), sublet all or more than 40% of the Premises still in effect as of the date of Extension Notice or therafter before commencement of the Option Term. Provided Tenant has properly and timely exercised the Extension Option, the then current term of the Lease shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Monthly Base Rent shall be as set forth above.

3. If Landlord determines that the Monthly Base Rent for the Option Term shall be the Monthly Base Rent payable by Tenant during the last month of the then current Term pursuant to Section 1(a) above, such determination shall be conclusive, Tenant shall have no right to object thereto, and the following provisions regarding the determination of the fair market rental rate shall not apply. If, however, Landlord determines that the Monthly Base Rent for the applicable Option Term shall be the fair market rental rate pursuant to Section 1(b) above, then such fair market rate shall be determined in accordance with the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2. The Monthly Base Rent for the Option Term shall include the periodic rental increases that would be included for space leased for the period of the Option Term.

4. Notwithstanding the fair market rental rate determined pursuant to Section 3 above, in no event shall the Monthly Base Rent payable during the Option Term be less than the Monthly Base Rent payable during the last month of the immediately preceding Term.

5. Tenant’s Extension Option is further subject to the terms and conditions of Rider No. 3 attached hereto.

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RIDER NO 2

FAIR MARKET RENTAL RATE

This Rider No. 2 is made and entered into by and between 3111-3141 CORONADO DRIVE ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and INFOBLOX INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. The term “fair market rental rate” as used in the Lease and any Rider attached thereto shall mean the annual amount per square foot, projected during the Option Term that a willing, non-equity renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable office building located in the Santa Clara, California market area (the “Comparison Area”) would accept, in an arm’s length transaction (what Landlord would accept in then current transactions for the Building may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the Premises, taking into account the age, quality and layout of the existing improvements in the Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings. All economic terms other than Monthly Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above. The fair market rental rate shall include the periodic rental increases that would be included for space leased for the period of the Option Term.

2. In the event the determination of fair market rental rate is required under the Lease (as set forth in Rider No. 1 above), Landlord shall provide written notice of Landlord’s determination of the fair market rental rate not later than ninety (90) days following Landlord’s receipt of Tenant’s Extension Notice. Tenant shall have ten (10) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Failure of Tenant to so accept the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period shall conclusively be deemed Tenant’s disapproval thereof. If within Tenant’s Review Period Tenant objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Section 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant’s Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement Date”), Tenant’s Extension Option will be deemed null and void unless Tenant demands appraisal, in which event each party’s determination shall be submitted to appraisal in accordance with the provisions of Section 3 below.

3.(a) Landlord and Tenant shall each appoint one (1) competent, independent and impartial commercial real estate broker with at least ten (10) years full time commercial real estate brokerage experience in the Comparison Area (each a “broker”). The determination of the brokers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual fair market rental rate for the Premises as determined by the brokers, taking into account the requirements specified in Section 1 above. Each such broker shall be appointed within fifteen (15) days after the Outside Agreement Date.

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(b) The two (2) brokers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed broker agree upon and appoint a third broker who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) brokers.

(c) The three (3) brokers shall within thirty (30) days of the appointment of the third broker reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such thirty (30) day period, Landlord and Tenant may submit to the brokers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the brokers jointly to question and respond to questions from the brokers.

(d) The decision of the majority of the three (3) brokers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to nullify the exercise of the applicable Option. If either Landlord or Tenant fails to appoint an broker within the time period specified in Section 3(a) hereinabove, the broker appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint an broker could have last appointed such broker reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such broker’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to nullify the exercise of the applicable Option.

(e) If the two (2) brokers fail to agree upon and timely appoint a third broker, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of Santa Clara County to appoint a third broker meeting the qualifications set forth herein. The third broker, however, selected, shall be a person who has not previously acted in any capacity for either party.

(f) The cost of each party’s broker shall be the responsibility of the party selecting such broker, and the cost of the third broker (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g) If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable lease term, then the fair market rental rate estimated by Landlord will be used until the broker(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of Monthly Base Rent or other amounts if the brokers select Tenant’s submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to this Lease confirming the terms of the decision.

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RIDER NO. 3

OPTIONS IN GENERAL

This Rider No. 3 is made and entered into by and between 3111-3141 CORONADO DRIVE ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and INFOBLOX INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

(a) Definition. As used in this Lease and any Rider or Exhibit attached hereto, the word “Option” shall mean all options granted to Tenant under the Lease, including the Extension Option pursuant to Rider No. 1 attached hereto.

(b) Option Personal. The Option granted to Tenant is personal to the original Tenant executing the Lease (the “Original Tenant”) or an assignee succeeding to Original Tenant’s rights under the Lease pursuant to a Permitted Transfer, and may be exercised only by the Original Tenant (or such Permitted Transferee) while Original Tenant occupies over forty percent (40%) of the Premises and without the intent of thereafter assigning the Lease or subletting the Premises and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the Original Tenant. The Option granted to Tenant under the Lease is not assignable separate and apart from the Lease, nor may the Option be separated from the Lease in any manner, either by reservation or otherwise.

(c) Effect of Default on Options. Tenant will have no right to exercise any Option, notwithstanding any provision of the grant of option to the contrary, and Tenant’s exercise of any Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant is in default beyond the relevant cure period of any monetary obligation or material non-monetary obligation under the terms of the Lease as of Tenant’s exercise of the Option in question or at any time after the exercise of any such Option and prior to the commencement of the Option event, or (ii) Landlord has given Tenant two (2) or more notices of default, which were not timely cured, during the twelve (12) month period of the Lease prior to the exercise of the Option.

(d) Option as Economic Term. The Option is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the Term.

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RIDER NO. 4

LETTER OF CREDIT RIDER

This Rider No. 4 is made and entered into by and between 3111-3141 CORONADO DRIVE ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and INFOBLOX INC., a Delaware corporation (“Tenant”), as of the day and year of the Lease between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Lease and shall supersede any inconsistent provisions of the Lease. All references in the Lease and in this Rider to the “Lease” shall be construed to mean the Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Lease.

1. Concurrently with Tenant’s execution of the Lease, Tenant shall deliver to Landlord, as collateral for the full and faithful performance by Tenant of all of its obligations under the Lease and to compensate Landlord for all losses and damages Landlord may suffer as a result of any default by Tenant under the Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit 1 and containing the terms required herein, payable in the City of Santa Clara, California, running in favor of Landlord issued by a solvent, nationally recognized commercial bank that is acceptable to Landlord in its sole discretion (the “Bank”) and (1) is chartered under the laws of the United States, any State thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation; and (2) has a long term rating of A or higher as rated by Standard & Poor’s and Landlord does hereby approve UBS AG as an acceptable Bank. (collectively, the “Letter of Credit Issuer Requirements”), in the amount of Three Million One Hundred Ninety Thousand One Hundred Sixty-Eight and 80/100 Dollars ($3,190,168.80) (the “Letter of Credit Amount”). It is acknowledged and agreed that if and to the extent the Letter of Credit is not delivered to Landlord concurrently with the execution and delivery of the Lease, this Lease shall remain in full force and effect but Landlord shall not be required to deliver to Tenant possession of the Premises, or to disburse to Tenant any portion of the Tenant Improvement Allowance, until such time as the Letter of Credit is received by Landlord and/or Landlord’s Lender (and if the Letter of Credit has not been delivered within twenty (20) days following execution and delivery of this Lease, Landlord shall have the right to terminate this Lease by written notice to Tenant). Upon satisfaction of the LOC Release Conditions (defined in Section 8 below), the Letter of Credit shall be released and returned to Tenant, and as a condition to release of the Letter of Credit, Tenant shall deliver to Landlord the cash Security Deposit which will thereafter be held by Landlord in accordance with the terms of Section 6 of the Lease.

2. The Letter of Credit shall be (i) a sight draft, irrevocable and unconditional, (ii) maintained in effect, whether through replacement, renewal or extension, for the period from the Commencement Date and continuing until the date (the “LC Expiration Date”) which is one hundred twenty (120) days after the Expiration Date, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord; provided, that if the tenor of the expiring Letter of Credit is less than 120 days after the Expiration Date, then the Letter of Credit must be at least for one year in duration and have an evergreen (i.e. automatic renewal) provision, (iii) subject to “The Uniform Customs and Practice for Documentary Credits” (2007 Revision) International Chamber Of Commerce Publication No. 600, (iv) fully assignable by Landlord, and (v) permit partial draws. Tenant further agrees to cause the Issuer of the Letter of Credit to execute such reasonable and customary documents as may be requested by Landlord’s Lender in connection with an assignment or pledge by Landlord to Landlord’s lender of the Letter of Credit for loan security purposes.

3. With respect to the Letter of Credit, Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit (1) following any default by Tenant under the Lease, (2) in the event Tenant, as applicant, shall have failed to provide to Landlord a new or renewal Letter of Credit satisfying the terms of this Rider at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, (3) Tenant has filed a voluntary petition under the Federal Bankruptcy Code or (4) an involuntary petition has been filed against Tenant under the Federal Bankruptcy Code.

4. The Letter of Credit shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to the Lease. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part (or cause a substitute letter of credit to be delivered, as applicable) to the transferee and thereupon Landlord shall, without any

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further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

5. If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Rider, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 21 of the Lease, the same shall constitute an incurable default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, a renewal thereof or substitute letter of credit, as applicable, shall be delivered to Landlord not later than thirty (30) days prior to the expiration of the Letter of Credit, which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Rider, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Rider, and the proceeds of the Letter of Credit may be applied by Landlord for Tenant’s failure to fully and faithfully perform all of Tenant’s obligations under the Lease and against any rent payable by Tenant under the Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under the Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets.

6. Tenant hereby acknowledges and agrees that Landlord is entering into the Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit in the event Tenant fails to fully and faithfully perform all of Tenant’s obligations under the Lease and to compensate Landlord for all losses and damages Landlord may suffer as a result of the occurrence of any default on the part of Tenant under the Lease and Landlord may, at any time, but without obligation to do so, and without notice, draw upon the Letter of Credit, in part or in whole, for such purposes. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. No condition or term of the Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code.

7. Notwithstanding anything to the contrary herein, if at any time the Letter of Credit Issuer Requirements are not met, or if the financial condition of such issuer changes in any other materially adverse way, as determined by Landlord in its sole discretion, then Tenant shall within five (5) days of written notice from Landlord deliver to Landlord a replacement Letter of Credit which otherwise meets the requirements of the Lease, including without limitation, the Letter of Credit Issuer Requirements. Notwithstanding anything in the Lease to the contrary, Tenant’s failure to replace the Letter of Credit and satisfy the Letter of Credit Issuer Requirements within such five (5) day period Landlord shall constitute a material default for which there shall be no notice or grace or cure periods being applicable thereto. In addition and without limiting the generality of the foregoing, if the issuer of any letter of credit held by Landlord is insolvent or is placed in receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, said Letter of Credit shall be deemed to not meet the requirements of this Rider, and Tenant shall within five (5) days of written notice from Landlord deliver to Landlord a replacement Letter of Credit which otherwise meets the requirements of this Rider and that meets the Letter of Credit Issuer Requirements (and Tenant’s failure to do so shall, notwithstanding anything in this Rider or the

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Lease to the contrary, constitute a material default for while there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid five (5) day period).

8. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws, except if and to the extent the Letter of Credit is drawn on, the proceeds drawn on which are not then applied to Tenant’s obligations under the Lease will then be cash held by Landlord and in that event the terms of Section 6 of the Lease shall apply thereto.

9. Provided that there exists no breach or default by Tenant under the Lease, Tenant shall be entitled to a release and return of the Letter of Credit upon satisfaction of the following conditions (collectively, the “LOC Release Conditions”): either (A) Tenant shall achieve an “investment grade rating” from any of the three (3) rating agencies (Moody’s Investors Service, Standard & Poor’s, and Fitch Ratings Ltd.); or (B) Tenant’s shall have satisfied each of the following financial tests:

•

Effective as of the end of any fiscal quarter ending from and after January 31, 2015,Tenant shall have achieved, over the prior four (4) consecutive fiscal quarters prior to such date both (i) “total net revenue” equal to or in excess of $175 million, and (ii) “income [loss] before provision for income tax” equal to or in excess of $15 million. As an initial step in satisfying the LOC Release Conditions, Tenant shall deliver to Landlord written evidence that the foregoing metrics are satisfied as of a date from and after January 31, 2015.

•

During the fiscal quarter following the date of satisfaction of the prior two (2) metrics and delivery by Tenant to Landlord of written notice evidencing such satisfaction, Tenant’s total market capitalization shall be no less than $1.25 billion as of the market close for ten (10) consecutive trading days during such fiscal quarter. [It being agreed that if this third metric is not achieved by the last day of the fiscal quarter immediately following Tenant’s notice of satisfaction of the first two metrics as referenced above, Tenant will be required to start over with a new submittal including new fiscal quarter information, commencing with the first two metrics above].

In order to obtain a release and surrender of the Letter of Credit, Tenant shall deliver to Landlord a written notice requesting the release and surrender of such Letter of Credit, which notice shall be accompanied by (a) full written evidence of the satisfaction of the LOC Release Conditions, as referenced above, and (b) immediately available funds in the amount of $326,958.77, representing the Security Deposit. Upon receipt of Tenant’s notice requesting release of the Letter of Credit, Landlord shall have twenty (20) business days to review Landlord’s records with respect to Tenant’s performance under the Lease and satisfaction of the LOC Release Conditions. Tenant shall reasonably cooperate with requests by Landlord for information regarding Tenant’s performance under the Lease and Tenant’s current financial condition.

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EXHIBIT 1 TO RIDER NO. 4

Contact Phones:

IRREVOCABLE STANDBY LETTER OF CREDIT

, 20 Beneficiary:	Our irrevocable standby Letter of Credit: No.
[ insert correct LANDLORD ENTITY] Attn: [insert NAME] [insert address]	Applicant:
Amount: Exactly USD $ ( and /100 Dollars)
Final Date of Expiration:
[INSERT DATE WHICH IS 120 DAYS AFTER EXPIRATION DATE]

We (the “Bank”) hereby issue our irrevocable standby Letter of Credit No.             in Beneficiary’s favor for the account of the above-referenced Applicant, in the aggregate amount of exactly USD $            .

This Letter of Credit is available with us at our above office by presentation of your draft drawn on us at sight bearing the clause: “Drawn under             [INSERT NAME OF BANK] Letter of Credit No.             ” and accompanied by the following:

1. Beneficiary’s signed certification purportedly signed by an authorized officer or agent stating:

(A) “ Beneficiary, as landlord, is now entitled to draw upon this Letter of Credit pursuant to the terms and conditions of that certain lease agreement dated             for premises located at             ”; or

(B) “The Bank has notified us that this Letter of Credit will not be extended beyond the current expiration date of this Letter of Credit and Applicant has not delivered to Beneficiary at least thirty (30) days prior to the current expiration of this Letter of Credit a replacement Letter of Credit satisfactory to Beneficiary.”

(C) “Tenant has filed a voluntary petition under the Federal Bankruptcy Code;” or

(D) “An involuntary petition has been filed against Tenant under the Federal Bankruptcy Code.”

2. The original of this Letter of Credit.

Special conditions:

Partial draws under this Letter of Credit are permitted. Notwithstanding anything to the contrary contained herein, this Letter of Credit shall expire permanently without renewal on             [INSERT DATE WHICH IS 120 DAYS AFTER EXPIRATION DATE].

This Letter of Credit shall be automatically extended for an additional period of one (1) year, without amendment, from the present or each future expiration date but in any event not beyond             [INSERT DATE WHICH IS 120 DAYS AFTER EXPIRATION DATE] which shall be the final expiration date of this Letter of Credit, unless, at least thirty (30) days prior to the then current expiration date we notify you by registered mail/overnight courier service at the above address that this Letter of Credit will not be extended beyond the current expiration date.

We hereby agree with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation to us of the documents described in Paragraph 1 above on or before the expiration date of this Letter of Credit, without inquiry as

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to the accuracy thereof and regardless of whether Applicant disputes the content of any such documents or certifications.

This Letter of Credit is transferable and any such transfer may be effected by us, provided that you deliver to us your written request for transfer in form and substance reasonably satisfactory to us. Beneficiary may, at any time and without notice to Applicant and without first obtaining Applicant’s consent thereto, transfer all or any portion of Beneficiary’s interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Beneficiary of Beneficiary’s rights and interests in and to the Lease. The original of this Letter of Credit together with any amendments thereto must accompany any such transfer request.

Except so far as otherwise expressly stated, this documentary credit is subject to “The Uniform Customs and Practice for Documentary Credits” (2007 Revision) International Chamber Of Commerce Publication No. 600.

By:
Authorized signature

Please direct any correspondence including drawing or inquiry quoting our reference number to the above referenced address.

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